The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)

Registration No. 333-133026

PRELIMINARY PROSPECTUS SUPPLEMENT	Subject to Completion	July 31, 2006

(To Prospectus dated April 6, 2006)

$300,000,000

        % Convertible Senior Subordinated Notes due 2026

NOTES

➢	We are offering $300 million aggregate principal amount of our % convertible senior subordinated notes due 2026. The notes will mature on August 1, 2026.

➢	We will pay % interest per annum on the principal amount of the notes, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on February 1, 2007. Interest will accrue on the notes from and including , 2006 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be. Commencing with the six-month period beginning August 1, 2011, and for each six-month period thereafter, we will, on the interest payment date for such interest period, pay contingent interest to the holders of the notes under certain circumstances and in amounts described in this prospectus supplement. For U.S. federal income tax purposes, we will treat, and each holder of the notes will agree under the indenture to treat, the notes as contingent payment debt instruments governed by special tax rules and to be bound by our application of those rules to the notes. See “Important United States federal income tax consequences.”

CONVERSION

➢	The notes will be convertible into cash or, at our option, cash and shares of our common stock based on an initial conversion rate, subject to adjustment, of shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $ per share), in certain circumstances. In addition, following a “make-whole fundamental change” that occurs prior to August 1, 2011, we will, at our option, increase the conversion rate for a holder who elects to convert its notes in connection with such “make-whole fundamental change,” in certain circumstances.

➢	Holders may convert their notes prior to stated maturity only under the following circumstances: (1) during any calendar quarter after the calendar quarter ending September 30, 2006, if the closing sale price of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter; (2) during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the “note measurement period”) in which the average trading price per $1,000 principal amount of notes was equal to or less than 98% of the average conversion value of the notes during the note measurement period; (3) upon the occurrence of specified corporate transactions; (4) if we have called the notes for redemption; and (5) at any time from, and including, July 1, 2011 to, and including, August 1, 2011 and at any time on or after August 1, 2024. Upon conversion, we will deliver cash equal to the lesser of the aggregate principal amount of the notes to be converted and the total conversion obligation. We will deliver, at our option, cash, or shares of our common stock or a combination of cash and shares of our common stock for the remainder, if any, of the conversion obligation. The conversion obligation is based on the sum of the “daily settlement amounts” described in this prospectus supplement for the 20 consecutive trading days that begin on, and include, the second trading day after the day the notes are tendered for conversion.

REDEMPTION AND REPURCHASE

➢	On or after August 1, 2011, we may from time to time at our option redeem the notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of the notes we redeem, plus any accrued and unpaid interest to, but excluding, the redemption date.

➢	On each of August 1, 2011, August 1, 2016 and August 1, 2021, holders may require us to purchase all or a portion of their notes at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date.

➢	Holders may require us to repurchase all or a portion of their notes upon a fundamental change, as described in this prospectus supplement, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

FUTURE SUBSIDIARY GUARANTEES

➢	As of the issue date of the notes, the notes will not be guaranteed by any of our subsidiaries. However, our obligations under the notes will be unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by any future subsidiaries that guarantee our obligations under our 7.75% senior subordinated notes due 2012 or any future senior subordinated indebtedness. Provided that we do not issue any other senior subordinated indebtedness guaranteed by any of our subsidiaries, any guarantees of the notes will terminate at such time as our 7.75% senior subordinated notes have been paid in full.

RANKING

➢	The notes will be our unsecured senior subordinated obligations and will be subordinate in right of payment to all of our existing and future senior indebtedness (including our senior secured credit facility), structurally subordinate to all of the existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (including trade payables), equal in right of payment to all of our existing and future unsecured senior subordinated indebtedness (including our 7.75% senior subordinated notes due 2012), and senior in right of payment to any of our future subordinated indebtedness.

➢	As of June 30, 2006, we had no senior indebtedness outstanding, and we had the ability to borrow approximately $32.5 million under our senior secured credit facility, all of which would be secured by substantially all of our assets; total senior subordinated indebtedness of approximately $124.3 million; and our non-guarantor operating subsidiaries had approximately $32.6 million of liabilities to which the notes and any guarantees of the notes would be structurally subordinate.

USE OF PROCEEDS

➢	We intend to use the net proceeds from this offering to acquire or invest in businesses, products or technologies that are complementary to our own, and for general corporate purposes, including capital expenditures and working capital.

LISTING

➢	The notes will not be listed on any securities exchange or quoted in any automated quotation system.

➢	Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol “ITRI.” On July 28, 2006, the last reported sale price of our common stock on the Nasdaq Global Select Market was $51.58 per share.

See “ Risk Factors” beginning on page S-12 of this prospectus supplement to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	%	$
Underwriting discounts and commissions	%	$
Proceeds, before expenses, to us	%	$

We have granted to the underwriters the option to purchase, during the 13-day period beginning with the initial issuance of the notes, up to an additional $45 million aggregate principal amount of notes to cover over-allotments, if any.

We expect that the notes will be ready for delivery in book-entry-form only through The Depository Trust Company on or about                     , 2006.

Sole Book-Running Manager

UBS Investment Bank

The date of this prospectus supplement is                     , 2006

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus supplement, the accompanying prospectus and any such “free writing prospectus.” We are not making an offer to sell the notes in any jurisdiction where the offer or sale of the notes is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such “free writing prospectus” or the documents incorporated therein by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

When used in this prospectus supplement, except where the context otherwise requires, the terms “we,” “us” and “our” refer to Itron, Inc. and its subsidiaries.

Prospectus supplement

Prospectus

i

Prospectus summary

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The following summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, including “Risk Factors” beginning on page S-12 and the financial statements and the notes to those statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

THE COMPANY

We are a leading technology and knowledge provider to the global energy and water industries. We have provided handheld computer meter data collection systems since our founding in 1977, automatic meter reading (AMR) since 1986 and electricity meters since July 1, 2004. Our solutions are comprised of hardware, software and services that integrate the creation, measurement, collection, management, application and forecasting of data, providing a platform for utilities to share and apply critical knowledge throughout the utility and with other market participants, including end-users. Nearly 3,000 utilities worldwide rely on our technology to deliver the knowledge they require to optimize the delivery and use of energy and water.

We provide our customers with industry-leading solutions for electricity metering, meter data collection, energy and water information management, demand side management and response, load forecasting, analysis and consulting services, distribution system design and optimization, web-based workforce automation, commercial and industrial (C&I) customer care and residential energy and water management. Our products and services help reduce costs, increase efficiency and reliability, reduce risk, enhance regulatory and safety compliance, optimize asset utilization and improve customer service. We have two operating groups (Hardware Solutions and Software Solutions) and three operating segments. Software Solutions is a single segment, whereas Hardware Solutions is comprised of two segments, Meter Data Collection and Electricity Metering.

Our principal offices are located at 2818 North Sullivan Road, Spokane Valley, Washington 99216, and our telephone number is (509) 924-9900.

GROWTH AND ACQUISITION STRATEGY

Our strategy combines the strengths of our technologies and services with our industry and customer relationships to provide solutions that make the delivery and use of energy and water more efficient, reliable and cost-effective. Our growth strategy includes elements of organic growth as well as growth through acquisitions. Our acquisition efforts target businesses that are complementary to our current businesses of metering, AMR and software addressing domestic and international electricity, water and gas industries. Our plan to grow is focused in the following areas:

Migrate our customers to higher forms of automation.

➢	Electromechanical meters compromise the majority of the estimated 133 million residential electricity meters in the United States and Canada. We believe utilities will increasingly consider upgrading to new metering technologies such as solid-state meters with integrated AMR technology in order to reduce costs and gain operating efficiencies.

➢	Similarly, we seek to migrate customers from their current meter reading technology to more advanced technologies that deliver cost savings and operational efficiencies. With only 25% to 30% of the estimated 300 million meters in the United States and Canada equipped with AMR capabilities as of December 31, 2005, we believe there are significant opportunities for growth.

Provide software tools that maximize the value of data collected by utilities and other market participants.

➢	Our software solutions help maximize the value of data utilities collect and help optimize performance of their delivery systems and people. We expect to continue to broaden our solutions portfolio through internal development, partnering and acquisitions. We are further integrating our various solutions for metering, data collection, data management, operational analysis and forecasting in order to reach an expanded group of departments within each utility we serve. We also sell our software products to additional market participants, including generators, regulators, market operators and end-use customers. Our software platforms are compatible with many different meter types and collection systems, enabling us to sell software to utilities that may not use our hardware.

Further develop markets beyond North America.

➢	In electricity metering, we focus on regions that operate on American National Standards Institute (ANSI) standards – primarily areas in the Caribbean, Central and South America. We are also investing in technologies that allow us to expand to countries using International Electric Commission standards – a market that represents more than 75% of the world.

➢	Outside the United States and Canada, there has been minimal penetration of AMR technology, yet utilities in international markets face the need for cost and operational efficiencies. We have developed technology at different radio frequencies to leverage opportunities in Australia, Europe, Japan, Mexico, and the Middle East where we already have a significant base of handheld meter reading customers.

➢	In addition to adapting our existing technology to international markets, many of these same markets represent attractive acquisition opportunities for metering, AMR and software where we believe either new technology or market presence would foster growth for us.

The offering

Issuer	Itron, Inc.

Notes

$300 million aggregate principal amount of     % convertible senior subordinated notes due August 1, 2026. We have granted to the underwriters an option to purchase up to $45 million aggregate principal amount of additional notes.

Maturity	The notes will mature on August 1, 2026, unless earlier redeemed, repurchased or converted.

Interest payment dates

We will pay     % interest per annum on the principal amount of the notes, payable semiannually in arrears on February 1 and August 1 of each year, starting on February 1, 2007, to holders of record at the close of business on the preceding January 15 and July 15, respectively. Interest will accrue on the notes from and including                     , 2006 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.

Contingent interest

Contingent interest will accrue on the notes during each six-month period from and including an interest payment date to, but excluding, the next interest payment date, commencing with the six-month period beginning August 1, 2011, if the average trading price of the notes for the five consecutive trading day period (the “measurement period”) preceding the first day of such six-month period equals 120% or more of the principal amount of the notes. The rate of contingent interest payable in respect of any such six-month interest period will equal     % of the average trading price of the notes over the measurement period that triggered the contingent interest payment.

Future Subsidiary Guarantees

As of the issue date of the notes, the notes will not be guaranteed by any of our subsidiaries. However, our obligations under the notes will be unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by any future subsidiaries that guarantee our obligations under our 7.75% senior subordinated notes due 2012 or any future senior subordinated indebtedness. Our 7.75% senior subordinated notes are required to be guaranteed by our existing and future domestic subsidiaries, other than immaterial subsidiaries, however as of the issue date of the notes the only guarantors of the senior subordinated notes are certain non-operating subsidiaries which will not guarantee the notes. Provided that we do not issue any other senior subordinated indebtedness guaranteed by any of our subsidiaries, any guarantees of the notes will terminate at such time as our 7.75% senior subordinated notes have been paid in full.

Any subsidiary guarantees will be subordinate in right of payment to all of that subsidiary guarantor’s existing and future senior indebtedness (including any guarantees of our senior secured credit facility), equal in right of payment to all existing and future unsecured senior subordinated indebtedness of that subsidiary (including any guarantees of our 7.75% senior subordinated notes due 2012), and senior in right of payment to any subordinated indebtedness of that subsidiary.

Ranking

The notes will be our unsecured senior subordinated obligations and will be subordinate in right of payment to all of our existing and future senior indebtedness (including our senior secured credit facility), structurally subordinate to all of the existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (including trade payables), equal in right of payment to all of our existing and future unsecured senior subordinated indebtedness (including our 7.75% senior subordinated notes due 2012), and senior in right of payment to any of our future subordinated indebtedness.

As of June 30, 2006, we had no senior indebtedness outstanding, and we had the ability to borrow approximately $32.5 million under our senior credit facility, all of which would be secured by substantially all of our assets; total senior subordinated indebtedness of approximately $124.3 million; and our non-guarantor operating subsidiaries had approximately $32.6 million of liabilities to which the notes and any guarantees of the notes would be structurally subordinate.

See “Description of notes—Ranking.”

Conversion rights

The notes will be convertible into cash or, at our option, cash and shares of our common stock, without par value per share, based on an initial conversion rate, subject to adjustment, of              shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $             per share), only in the following circumstances and to the following extent:

➢	the notes will be convertible during any calendar quarter after the calendar quarter ending September 30, 2006, if the closing sale price of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter;

➢	the notes will be convertible during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the “note measurement period”) in which the average trading price per $1,000 principal amount of notes was equal to or less than 98% of the average conversion value of the notes during the note measurement period;

➢	the notes will be convertible if we make certain distributions on our common stock or engage in certain transactions;

➢	the notes will be convertible if we call the notes for redemption; and

➢	the notes will be convertible at any time from, and including, July 1, 2011 to, and including, August 1, 2011 and at any time on or after August 1, 2024.

Upon conversion, holders will receive, per $1,000 principal amount being converted, a “settlement amount” that is equal to the sum of the “daily settlement amounts” for each of the 20 trading days during the “cash settlement averaging period.”

See “Description of notes—Conversion rights.”

The “cash settlement averaging period” with respect to any note means the 20 consecutive trading-day period that begins on, and includes, the second trading day after the day the notes are tendered for conversion.

The “daily settlement amount” for a given trading day consists of:

➢	cash equal to the lesser of $50 and the “daily conversion value” (we refer to this cash amount as the “daily principal return”); and

➢	to the extent the daily conversion value exceeds $50, a number of whole shares of our common stock equal to the “daily share amount,” subject to our right to deliver cash in lieu of all or a portion of such shares, as described under “Description of notes—Conversion rights—Payment upon conversion.”

The “daily share amount” on a given trading day means the excess of the daily conversion value over $50, divided by the closing sale price of our common stock on that trading day.

The “daily conversion value” on a given trading day means one-twentieth of the product of the conversion rate of the notes in effect on that trading day and the closing sale price of our common stock on that trading day.

See “Description of notes—Conversion rights—Payment upon conversion.”

A holder that surrenders notes for conversion in connection with a “make-whole fundamental change” that occurs before August 1, 2011 may in certain circumstances be entitled to an increased conversion rate. See “Description of notes—Conversion rights—Adjustment to the conversion rate upon the occurrence for a make-whole fundamental change.” However, in lieu of increasing the conversion rate applicable to those notes, we may in certain circumstances elect to adjust the conversion rate and our related conversion obligation so that the notes will be convertible into shares of the acquiring company’s common stock, provided, however, that the principal return due upon conversion will continue to be payable in cash and the remainder of the conversion obligation, if any, will be payable, at our option, in cash, shares of the acquiring company’s common stock or a combination of cash and shares of the acquiring company’s common stock. See “Description of notes—Conversion rights—Fundamental changes involving an acquisition of us by a public acquirer.”

Sinking fund	None.

Redemption of notes at our option

On or after August 1, 2011, we may from time to time at our option redeem the notes, in whole or in part, at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus any accrued and unpaid interest to, but excluding, the redemption date. See “Description of notes—Redemption of notes at our option.”

Purchase of notes by us at the option of the holder

On each of August 1, 2011, August 1, 2016 and August 1, 2021, holders may require us to purchase all or a portion of their notes at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date. See “Description of notes—Purchase of notes by us at the option of the holder.”

Right of holder to require us to repurchase notes if a fundamental change occurs

If a fundamental change, as described in this prospectus supplement, occurs, holders may require us to repurchase all or a portion of their notes for cash at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date. See “Description of notes—Holders may require us to repurchase their notes upon a fundamental change.”

Events of default

If an event of default on the notes has occurred and is continuing, the principal amount of the notes plus any accrued and unpaid interest may become immediately due and payable. These amounts automatically become due and payable upon certain events of default. See “Description of notes—Events of default.”

Important United States federal income tax consequences

We and each holder of notes will agree to treat the notes, for United States federal income tax purposes, as debt instruments that are subject to the Treasury regulations that govern contingent payment debt instruments and to be bound by our applications of such regulations to the notes, including our determination that the rate at which interest will be deemed to accrue for United States federal income tax purposes will be     % compounded semi-annually. Accordingly, taxable U.S. holders will recognize taxable income significantly in excess of cash received while the notes are outstanding. In addition, taxable U.S. holders will recognize ordinary income upon a sale, exchange, conversion, redemption, or repurchase of the notes at a gain. See “Important United States federal income tax consequences.”

Use of proceeds

The net proceeds to us from this offering are expected to be approximately $292 million (or approximately $336 million if the underwriters exercise in full their option to purchase additional notes). We intend to use the net proceeds from this offering to acquire or invest in businesses, products or technologies that are complementary to our own, and for general corporate purposes, including capital expenditures and working capital. Pending such uses, we will invest the proceeds in short-term, investment-grade securities, certificates of deposit or guaranteed obligations of the United States or other governments or their agencies. See “Use of proceeds.”

DTC eligibility

The notes will be issued in book-entry-only form and will be represented by one or more global certificates, without interest coupons, deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, holders may not exchange interests in their notes for certificated securities. See “Description of notes—Form, denomination and registration of notes.”

Listing

Our common stock is traded on the Nasdaq Global Select Market under the symbol “ITRI.” We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

Risk factors

Investment in the notes involves risks. You should carefully consider the information under “Risk Factors” and all other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus before investing in the notes.

Summary consolidated financial data

The following summary historical consolidated financial data for the six month periods ended June 30, 2006 and June 30, 2005 are derived from, and qualified by reference to, our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement. The summary financial data for each of the years in the three year period ended December 31, 2005 are derived from, and are qualified by reference to, our audited consolidated financial statements incorporated by reference in this prospectus supplement. This summary data should be read in conjunction with our audited consolidated financial statements and related notes, our unaudited condensed consolidated financial statements and related notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, incorporated by reference herein. Our unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of our financial condition and results of operations for such periods. The summary consolidated financial data for the interim six month periods are not necessarily indicative of the results that can be expected for a full fiscal year.

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004(1)	2005	2005	2006
	(in thousands, except per share amounts)
Consolidated Statement of Operations Data:
Revenues	$316,965	$399,194	$552,690	$251,593	$319,363
Cost of revenues	173,411	228,525	319,069	143,856	183,557

Gross profit	143,554	170,669	233,621	107,737	135,806
Operating income	21,694	3,962	46,238	16,084	36,648
Net income (loss)	$10,478	$(5,257)	$33,061	$10,130	$17,273
Net income (loss) per share
Basic	$0.51	$(0.25)	$1.41	$0.46	$0.68
Diluted	$0.48	$(0.25)	$1.33	$0.43	$0.66
Shares used in per share calculations
Basic	20,413	20,922	23,394	22,135	25,237
Diluted	21,740	20,922	24,777	23,677	26,216

	As of June 30, 2006
	Actual	As Adjusted(2)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$46,587	$338,962
Working capital	136,058	428,433
Total assets	613,971	906,346
Total liabilities	250,889	550,889
Total shareholders’ equity	363,082	363,082

(1)	The Consolidated Statement of Operations Data for the year ended December 31, 2004 include the operating activities of our Electricity Metering acquisition from July 1, 2004 through December 31, 2004.
(2)	Adjusted to give effect to the offering of the notes (assuming no exercise of the underwriters’ over-allotment option and not giving effect to conversion of the notes) and after deducting underwriting discounts and commissions and our estimated offering expenses.

	Year Ended December 31,			Six Months Ended, June 30,
	2003	2004	2005	2005	2006
	(in thousands)
Other Financial Data:
Cash provided by operating activities	$10,256	$53,055	$79,617	$36,589	$56,771
Cash used in investing activities	(85,179)	(267,101)	(30,571)	(2,156)	(20,754)
Cash provided (used) by financing activities	48,599	219,430	(27,032)	(36,099)	(23,068)
Capital expenditures	$9,630	$12,788	$31,973	$5,276	$14,420

Ratio of Earnings to Fixed Charges

	Year Ended December 31,					Six Months Ended June 30,
	2001	2002	2003	2004	2005	2006
Ratio of earnings to fixed charges (1)	4.6	5.7	4.4	n/a (2)	2.3	4.0

(1)	Computed by dividing (i) earnings before taxes, less equity in affiliates, plus fixed charges by (ii) fixed charges, which consist of interest on indebtedness and amortization of debt issuance costs plus that portion of lease rental expense representative of the interest factor.
(2)	Due to our loss in 2004, the ratio coverage was less than 1:1. Additional earnings of $9.4 million would have been needed to achieve a coverage of 1:1.

Risk factors

Your investment in the notes involves certain risks. Before deciding to invest, you should consider carefully, among other matters, the following discussion of risks and other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

If any of these risks are realized, our business, prospects, financial condition, results of operations and ability to service debt could be materially adversely affected.

RISK FACTORS RELATED TO OUR BUSINESS

We are dependent on the utility industry, which has experienced volatility in capital spending.

We derive the majority of our revenues from sales of products and services to the utility industry. Purchases of our products may be deferred as a result of many factors including mergers and acquisitions, regulatory decisions, weather conditions, rising interest rates, utility specific financial situations and general economic downturns. We have experienced, and may in the future experience, variability in operating results, on both an annual and a quarterly basis, as a result of these factors.

Utility industry sales cycles can be lengthy and unpredictable.

Sales cycles with customers in the utility industry, both domestic and foreign, are generally long and unpredictable due to customers’ budgeting, purchasing and regulatory processes that can take up to several years to complete. Our utility customers typically issue requests for quotes and proposals, establish evaluation committees, review different technical options with vendors, analyze performance and cost/benefit justifications and perform a regulatory review, in addition to applying the normal budget approval process within a utility.

Our quarterly results may fluctuate substantially.

We have experienced variability of quarterly results, including losses, and believe our quarterly results will continue to fluctuate as a result of many factors, including costs related to acquisitions, in-process research and development (IPR&D) and intangible amortization expenses, stock-based compensation, legal activity, unexpected warranty liabilities, restructuring charges, size and timing of significant customer orders, FCC or other governmental actions, the gain or loss of significant customers, timing and levels of new product developments, shifts in product or sales channel mix, increased competition and pricing pressure and general economic conditions affecting enterprise spending for the utility industry.

A significant portion of our revenues are generated from a limited number of customers.

Historically, our revenues have been concentrated with a limited number of customers, which change over time. One customer, Progress Energy, represented 21% of revenues for the six months ended June 30, 2006. The ten largest customers accounted for approximately 42% of revenues for the same period. The ten largest customers accounted for 26%, 30% and 35% of revenues for the years ended 2005, 2004 and 2003, respectively. No customer represented more than 10% of total company revenues in 2005, 2004 or 2003. From time to time, we are dependent on large, multi-year contracts that are subject to cancellation or rescheduling by our customers due to many factors, such as extreme,

Risk factors

unexpected weather conditions or possible acts of terrorism. Cancellation or postponement of one or more of these significant contracts could have a material adverse effect on us. For example, in 2003, we had a large electric utility reschedule approximately $8 million of shipments booked for 2003 to 2004 due to the utility’s need to divert capital spending in order to rebuild critical infrastructure as a result of damage caused by a hurricane. In addition, if a large customer contract is not replaced upon its expiration with a new large contract, our business could be negatively affected.

Our acquisitions of, and investments in, third parties carry risks.

We have acquired seven companies since December 31, 2001 and recorded acquisition investments of approximately $8 million as of June 30, 2006, $256 million in 2004 and $71 million in 2003. We expect to complete additional acquisitions and investments in the future both foreign and domestic. There are no assurances, however, that we will be able to successfully identify suitable candidates or negotiate appropriate acquisition terms. In order to finance future acquisitions, we may need to raise additional funds through public or private financings, and there are no assurances that we would be able to do so on acceptable terms. Acquisitions and investments involve numerous risks such as the diversion of senior management’s attention, unsuccessful integration of the acquired entity’s personnel, operations, technologies and products, lack of market acceptance of new services and technologies, difficulties in operating businesses in foreign legal jurisdictions, changes in the legal and regulatory environment or a shift in industry dynamics that negatively impacts the forecasted demand for the new products. Impairment of an investment or goodwill and intangible assets may result if these risks materialize. There can be no assurances that an acquired business will perform as expected, accomplish our strategic objective or generate significant revenues, profits or cash flows. In addition, acquisitions and investments in third parties may involve the assumption of obligations or significant one-time write-offs. Charges associated with acquisitions have included IPR&D expense, such as the $6.4 million incurred in the fourth quarter of 2004 associated with our Electricity Metering acquisition. In addition, we have incurred impairments and write-offs of minority interest investments.

We depend on our ability to develop new products.

Our future success will depend, in part, on our ability to continue to design and manufacture new competitive products and to enhance and sustain our existing products, including to address technological advances, changing customer requirements, international market acceptance and other factors in the markets in which we sell our products. This product development will require continued investment in order to maintain our market position. We have made, and expect to continue to make, substantial investments in technology development. However, we may experience unforeseen problems in the development or performance of our technologies or products. In addition, we may not meet our product development schedules. Finally, we may not achieve market acceptance of our new products and solutions.

We are facing increasing competition.

We face competitive pressures from a variety of companies in each of the markets we serve. Some of our present and potential future competitors have, or may have, substantially greater financial, marketing, technical or manufacturing resources, and in some cases, greater name recognition and experience than we have. Some competitors may enter markets we serve and sell products at low prices in order to obtain market share. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the development, promotion and sale of their products and services than we can. Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our prospective customers. It is

Risk factors

possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. In connection with our Electricity Metering acquisition and as an accommodation to concerns raised by the Federal Trade Commission (FTC) regarding competition, we completed an agreement with Hunt Technologies, Inc., another AMR vendor, to license some of our electric meter module technology and certain other technology. Also to accommodate the FTC, we assigned to Neptune Technology Group Holdings, Inc. certain provisions of a 1995 license to make devices capable of receiving and reading transmissions from R-300 and electric AMR modules. The licenses are fully paid and expired in April 2006. We cannot be certain that these agreements will not materially affect our future sales growth at some point. Other companies may also produce products that are equal or superior to our products, which could reduce our market share, reduce our overall sales and require us to invest additional funds in new technology development. We may also have to adjust the prices of some of our products to stay competitive. If we cannot compete successfully against current or future competitors, this will have a material adverse effect on our business, financial condition, results of operations and cash flow.

We are affected by availability and regulation of radio spectrum.

A significant number of our products use radio spectrum and in the United States are subject to regulation by the FCC. Licenses for radio frequencies must be obtained and periodically renewed. Licenses granted to us or our customers may not be renewed on acceptable terms, if at all. The FCC may adopt changes to the rules for our licensed and unlicensed frequency bands that are incompatible with our business. In the past, the FCC has adopted changes to the requirements for equipment using radio spectrum, and it is possible that the FCC or Congress will adopt additional changes.

We have committed, and will continue to commit, significant resources to the development of products that use particular radio frequencies. Action by the FCC could require modifications to our products. The inability to modify our products to meet such requirements, the possible delays in completing such modifications and the cost of such modifications all could have a material adverse effect on our future financial condition and results of operations.

Our radio-based products currently employ both licensed and unlicensed radio frequencies. There must be sufficient radio spectrum allocated by the FCC for our intended uses. As to the licensed frequencies, there is some risk that there may be insufficient available frequencies in some markets to sustain our planned operations. The unlicensed frequencies are available for a wide variety of uses and may not be entitled to protection from interference by other users who operate in accordance with FCC rules. The unlicensed frequencies are also often the subject of proposals to the FCC requesting a change in the rules under which such frequencies may be used, including a currently pending notice of proposed rulemaking. If the unlicensed frequencies become unacceptably crowded, restrictive or subject to changed rules governing their use, our business could be materially adversely affected.

We are also subject to regulatory requirements in foreign markets that vary by country. In those jurisdictions, licenses are generally required to operate a radio transmitter and such licenses may be for a fixed term and must be periodically renewed. In some jurisdictions, the rules permit certain low power devices to operate on an unlicensed basis. Most of our AMR modules and AMR-equipped electronic residential electricity meters are devices that transmit information back to handheld, mobile or fixed network AMR reading devices in unlicensed bands pursuant to rules regulating such use. To the extent we wish to introduce products designed for use in the United States or another country into a new market, such products may require significant modification or redesign in order to meet frequency requirements and other regulatory specifications. Further, in some countries, limitations on frequency availability or the cost of making necessary modifications may preclude us from selling our products in those countries.

Risk factors

We may face liability associated with the use of products for which patent ownership or other intellectual property rights are claimed.

We may be subject to claims or inquiries regarding alleged unauthorized use of a third party’s intellectual property. An adverse outcome in any intellectual property litigation could subject us to significant liabilities to third parties, require us to license technology or other intellectual property rights from others, require us to comply with injunctions to cease marketing or using certain products or brands, or require us to redesign, re-engineer, or rebrand certain products or packaging, any of which could affect our business, financial condition and results of operations. If we are required to seek licenses under patents or other intellectual property rights of others, we may not be able to acquire these licenses on acceptable terms, if at all. In addition, the cost of responding to an intellectual property infringement claim, in terms of legal fees, expenses and the diversion of management resources, whether or not the claim is valid, could have a material adverse effect on our business, financial condition and results of operations.

If our products infringe the intellectual property rights of others, we may be required to indemnify our customers for any damages they suffer. We generally indemnify our customers with respect to infringement by our products of the proprietary rights of third parties. Third parties may assert infringement claims against our customers. These claims may require us to initiate or defend a protracted and costly litigation on behalf of our customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using our products.

We may be unable to adequately protect our intellectual property.

While we believe that our patents, trademarks and other intellectual property have significant value, it is uncertain that this intellectual property, or any intellectual property acquired or developed by us in the future, will provide meaningful competitive advantages. There can be no assurance that our patents or pending applications will not be challenged, invalidated or circumvented by competitors or that rights granted thereunder will provide meaningful proprietary protection. Moreover, competitors may infringe our patents or successfully avoid them through design innovation. To combat infringement or unauthorized use, we may need to commence litigation, which can be expensive and time-consuming. In addition, in an infringement proceeding a court may decide that a patent or other intellectual property right of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology or other intellectual property right at issue on the grounds that it is non-infringing or the legal requirements for an injunction have not been met. Policing unauthorized use of our intellectual property is difficult and expensive, and we cannot provide assurance that we will be able to, or have the resources to, prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as do the laws of the United States.

We may face warranty exposure that exceeds our recorded liability.

We provide product warranties for varying lengths of time. In anticipation of warranty expenses, we establish allowances for the estimated liability associated with product warranties and product-failure related costs. However, these warranty and related product-failure allowances may be inadequate due to undetected product defects, unanticipated component failures, as well as changes in various estimates for material, labor and other costs we may incur to replace projected product failures. Therefore, we may incur additional warranty and related expenses in the future with respect to new or established products. In 2004 and 2003, we incurred approximately $2.6 million and $12.3 million, respectively, of warranty expense that had not previously been anticipated for a specific product failure that resulted from a defective component provided by a supplier.

Risk factors

Our key manufacturing facilities are concentrated.

A substantial portion of our revenues is derived from the sale of electricity meters, which we manufacture in our Oconee facility, and from the sale of AMR meter modules, which we manufacture in our Waseca facility. In the event of a significant interruption in production at either of our manufacturing facilities, considerable time and effort could be required to establish alternative production lines, which would have a material adverse effect on our business, financial condition and results of operation.

A number of key personnel are critical to the success of our business.

Our success depends in large part on the efforts of our highly qualified technical and management personnel in all disciplines. The loss of one or more of these employees and the inability to attract and retain qualified replacements could have a material adverse effect on our business.

We depend on certain key vendors.

Certain of our products, subassemblies and system components are procured from limited sources. Our reliance on such limited sources involves certain risks, including the possibility of shortages and reduced control over delivery schedules, manufacturing capability, quality and costs. Any adverse change in the supply of, or price for, these components could adversely affect our business, financial condition and results of operations. In addition, we depend on a small number of contract manufacturing vendors for a large portion of our low-volume manufacturing business and all of our repair services for our domestic handheld meter reading units. If any of these vendors should become unable to perform their responsibilities, our operations could be materially disrupted.

We are subject to international business uncertainties.

We conduct operations outside the United States. International sales and operations may be subject to risks such as the imposition of government controls, political instability, terrorist activities, restrictions on the import or export of critical technology, currency exchange rate fluctuations, adverse tax burdens, availability of qualified third-party financing, generally longer collection periods, trade restrictions, changes in tariffs, difficulties in staffing and managing foreign operations, potential insolvency of international dealers, burdens of complying with different permitting standards and a wide variety of foreign laws and obstacles to the repatriation of earnings and cash. Fluctuations in the value of the U.S. dollar may impact our ability to compete in international markets. International expansion and market acceptance depend on our ability to modify our technology to take into account such factors as the applicable regulatory and business environment, labor costs and other economic conditions. In addition, the laws of certain countries do not protect our products or technology to the same extent as do the laws of the United States. There can be no assurance that these factors will not have a material adverse effect on our future international sales and, consequently, on our business, financial condition and results of operations.

We are subject to regulatory compliance.

We are subject to various governmental regulations including those related to occupational safety and health, labor and wage practices and regulations regarding the performance of certain engineering services. Failure to comply with current or future regulations could result in the imposition of substantial fines, suspension of production, alteration of our production processes, cessation of operations or other actions, which could materially and adversely affect our business, financial condition and results of operations.

Risk factors

We may incur liabilities arising from the use of hazardous materials.

Our business and our facilities are subject to a number of federal, state and local laws, regulations and ordinances governing, among other things, the storage, discharge, handling, emission, generation, manufacture, disposal, remediation of, or exposure to toxic or other hazardous substances and certain waste products. Many of these environmental laws and regulations subject current or previous owners or operators of land to liability for the costs of investigation, removal or remediation of hazardous materials. In addition, these laws and regulations typically impose liability regardless of whether the owner or operator knew of, or was responsible for, the presence of any hazardous materials and regardless of whether the actions that led to the presence were conducted in compliance with the law. In the ordinary course of our business, we use metals, solvents and similar materials, which are stored on site. The wastes created by the use of these materials is transported off site on a regular basis by unaffiliated waste haulers. Many environmental laws and regulations (most notably, the federal “Superfund” law and its state counterparts) require generators of waste to take remedial actions at, or in relation to, the off site disposal location even if the disposal was conducted in compliance with the law. The requirements of these laws and regulations are complex, change frequently and could become more stringent in the future. Failure to comply with current or future environmental regulations could result in the imposition of substantial fines, suspension of production, alteration of our production processes, cessation of operations or other actions, which could materially and adversely affect our business, financial condition and results of operations. There can be no assurance that a claim, investigation or liability will not arise with respect to these activities, or that the cost of complying with governmental regulations in the future, will not have a material adverse effect on us.

With respect to our Oconee facility, certain environmental remedial activities are required pursuant to a consent agreement between Schlumberger (and various related parties), from whom we purchased our Electricity Metering operations in July 2004, and the South Carolina Department of Health and Environmental Control (SCDHEC). Prior remedial activities also were undertaken at this site under the aegis of the United States Environmental Protection Agency. The consent agreement with the SCDHEC requires Schlumberger to investigate and remediate groundwater and related soil and surface water contamination and releases of any hazardous waste or hazardous constituents that present an actual or potential threat to human health and the environment. Under the terms of our Electricity Metering acquisition, Schlumberger agreed to complete all remedial obligations associated with the consent agreement, and agreed to indemnify us for all costs incurred as a result of any releases and generation or transportation of hazardous materials prior to the acquisition. Although we expect Schlumberger to comply with the terms of the consent agreement and the acquisition, there is a risk that such remediation will interfere with our future use of the Oconee property, or if Schlumberger does not comply, the remediation responsibility would transfer to us. In addition, in connection with the Oconee operations, we have been named a “potentially responsible party” for the Thermal Kern Superfund site. We believe that our liability for this site should be indemnified by Schlumberger; however, as of this date, Schlumberger has not agreed to assume or accept such liability, and we may be required to incur costs relating to this cleanup as a result.

We also could face costs and liabilities in connection with product take-back legislation. The European Union has enacted the Waste Electrical and Electronic Equipment Directive, which makes producers of certain types of electrical equipment financially responsible for specified collection, recycling, treatment and disposal of past and future covered products. The deadline for the individual member states of the EU to enact the directive in their respective countries was August 13, 2004 (such legislation, together with the directive is referred to as the WEEE Legislation). Producers participating in the market became financially responsible for implementing their responsibilities under the WEEE Legislation beginning in

Risk factors

August 2005. Implementation in certain EU member states may be delayed into 2006. Similar legislation has been or may be enacted in other jurisdictions, including the United States, Canada, Mexico, China and Japan. Our potential liability resulting from the WEEE and similar legislations could become substantial.

Our senior secured credit facility and the indenture related to our existing senior subordinated notes limit our ability and the ability of most of our subsidiaries to take certain actions.

Our senior secured credit facility and our 7.75% senior subordinated notes due 2012, among other things, place restrictions on our ability and the ability of our restricted subsidiaries to, among other things:

➢	incur more debt;

➢	pay dividends and make distributions;

➢	make certain investments;

➢	redeem or repurchase capital stock;

➢	create liens;

➢	enter into transactions with affiliates;

➢	enter into sale lease-back transactions;

➢	merge or consolidate; and

➢	transfer or sell assets.

Our senior secured credit facility also contains other customary covenants, including requiring us to meet specified financial ratios and financial tests. Our ability to borrow under our senior secured credit facility will depend on the satisfaction of these covenants. Events beyond our control can affect our ability to meet those covenants.

Our failure to comply with obligations under the indenture or the senior secured credit facility may result in declaration of an event of default. An event of default, if not cured or waived, may permit acceleration of such indebtedness. In addition, indebtedness under other instruments (such as the notes) that contain cross-default or cross-acceleration provisions also may be accelerated and become due and payable. We cannot be certain we will be able to remedy any such defaults. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to borrow sufficient funds to replace the accelerated indebtedness on terms favorable to us or at all. In addition, in the case of an event of default under our secured indebtedness such as our senior secured credit facility, the lenders may be permitted to foreclose on our assets securing that indebtedness.

Our ability to service our indebtedness is dependant on our ability to generate cash, which is influenced by many factors beyond our control.

Our ability to make payments on or refinance our indebtedness, fund planned capital expenditures and continue research and development will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot provide assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Risk factors

RISKS RELATED TO AN INVESTMENT IN THE NOTES

We have a significant amount of debt. Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

We have a significant amount of debt and substantial debt service requirements. As of June 30, 2006, we had approximately $124.3 million of outstanding debt, and, after giving effect to this offering, we would have had approximately $424.3 million of outstanding debt ($469.3 million, if the underwriters exercise their over-allotment option in full). In addition, $32.5 million is available for future borrowings under our senior secured credit facility, and we are permitted under the terms of our debt agreements to incur substantial additional debt.

This level of debt could have significant consequences on our future operations, including:

➢	making it more difficult for us to meet our payment and other obligations under the notes and our other outstanding debt;

➢	resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable and, in the case of an event of default under our secured debt, such as our senior secured credit facility, could permit the lenders to foreclose on our assets securing that debt;

➢	reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

➢	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our senior secured credit facility;

➢	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

➢	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

The notes and any guarantees of the notes will be subordinated to all of our and any guarantor’s, respectively, senior debt and will rank equal in right of payment with our existing senior subordinated notes and any guarantees thereof by the note guarantors.

The notes and any guarantees of the notes will be contractually subordinated to all of our and any guarantor’s, respectively, existing and future senior debt and will rank equal in right of payment with our existing senior subordinated notes and any guarantees thereof by the note guarantors. As a result, upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or any similar proceeding relating to us or our property, the holders of our senior debt will be entitled to be paid in full in cash before any payment may be made with respect to the notes and any guarantees of the notes, and the notes and any guarantees of the notes will be required to share any remaining assets available for distribution with holders of other senior subordinated indebtedness, including our existing senior subordinated notes. In addition, all payments on the notes will be blocked in the event of a payment default on our designated senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on our designated senior debt. The obligations of any subsidiary

Risk factors

guarantors of the notes under their subsidiary guarantees will be subordinated, to the same extent as our obligations in respect of the notes, to the prior payment in full in cash of all senior debt of that subsidiary guarantor, which will include our indebtedness under our senior secured credit facility and any guarantee by that subsidiary guarantor of any of our other senior debt.

Our assets remaining after payment of our senior debt may be insufficient to repay the notes (which such remaining assets would be shared with holders of other senior subordinated indebtedness, including our existing senior subordinated notes). As of June 30, 2006, we had no senior indebtedness outstanding, and $32.5 million was available for future borrowings under our senior secured credit facility. We and any subsidiary guarantors are permitted under the terms of our debt agreements to incur substantial additional debt, all of which could be senior debt, in the future.

The notes and any guarantees of the notes will not be secured by any of our or any subsidiary guarantor’s assets, and our and any subsidiary guarantor’s secured debt will have claims with respect to our and any subsidiary guarantor’s assets superior to the notes.

The notes and any guarantees of the notes will not be secured by any of our assets. However, the indebtedness we incur under our senior secured credit facility is secured by substantially all of our and any guarantors’ assets. As of June 30, 2006, we had no senior indebtedness outstanding, and $32.5 million was available for future borrowings under our senior secured credit facility. In addition, future indebtedness that we incur may be secured by our and any guarantors’ assets. If we or any guarantors of the notes become insolvent or are liquidated, or if payment of any secured indebtedness is accelerated, the holders of the secured indebtedness will be entitled to exercise the remedies available to secured lenders under applicable law, including the ability to foreclose on and sell the assets securing such indebtedness in order to satisfy such indebtedness. In any such case, any remaining assets may be insufficient to repay the notes.

The notes and any guarantees of the notes will be structurally subordinated to indebtedness of any of our subsidiaries that are not required to guarantee the notes.

As of the issue date of the notes, the notes will not be guaranteed by any of our subsidiaries. However, our obligations under the notes will be unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by any future subsidiaries that guarantee our obligations under our 7.75% senior subordinated notes due 2012 or any future senior subordinated indebtedness. Our 7.75% senior subordinated notes are required to be guaranteed by our existing and future domestic subsidiaries, other than immaterial subsidiaries, however as of the issue date of the notes the only guarantors of the senior subordinated notes are certain non-operating subsidiaries which will not guarantee the notes. Provided that we do not issue any other senior subordinated indebtedness guaranteed by any of our subsidiaries, any guarantees of the notes will terminate at such time as our 7.75% senior subordinated notes have been paid in full. As of June 30, 2006, our operating subsidiaries that are not required to guarantee the notes had approximately $32.6 million of liabilities outstanding. Upon any distribution to creditors in a bankruptcy, liquidation, reorganization or similar proceeding relating to any of our subsidiaries that are not required to guarantee the notes or their property, the creditors of that subsidiary will be entitled to be paid in full before the subsidiary will be able to distribute any assets to us to satisfy our obligations, including our obligations under the notes. The assets of that subsidiary may not be sufficient to pay all of its creditors, in which case holders of the notes would not be entitled to receive any payments on their notes from the assets of that subsidiary. In addition, our subsidiaries that are not required to guarantee the notes may, from time to time, be subject to certain contractual or other restrictions on their ability to make distributions or loans to us, which in turn could adversely affect our ability to make payments on the notes. We cannot assure you that our subsidiaries will have the ability to make distributions or loans to us.

Risk factors

We may be unable to pay interest on the notes, repurchase the notes for cash when required by the holders, including following a fundamental change, or to pay the cash portion of the conversion value upon conversion of any notes by the holders.

The notes bear interest semi-annually at a rate of             % per year, and in certain circumstances, we are required to pay contingent interest to holders of the notes. Holders of the notes have the right to require us to repurchase the notes on August 1, 2011, August 1, 2016 and August 1, 2021 or upon the occurrence of a fundamental change prior to maturity as described under “Description of notes—Purchase of notes by us at the option of the holder” and “—Holders may require us to repurchase their notes upon a fundamental change.” Moreover, upon conversion of the notes, we are required to settle a portion of the conversion value in cash. Our existing debt agreements contain, and any of our future debt agreements may contain, similar repurchase and cash settlement provisions. We may not have sufficient funds to make the required cash payment upon conversion or to purchase or repurchase the notes in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to pay cash upon conversion or to purchase or repurchase the notes in cash may be limited by law or the terms of agreements relating to our debt outstanding at the time. However, if we fail to pay interest on the notes, repurchase or purchase the notes or pay cash upon conversion as required by the indenture, it would constitute an event of default under the indenture governing the notes, which, in turn, would constitute an event of default under our senior secured credit facility and could cause an event of default under our other debt agreements. An event of default under our senior secured credit facility or our other debt agreements would permit the lenders to accelerate the repayment of such indebtedness, and we may not have sufficient funds to repay such indebtedness and the notes, and we may not be able to find alternative financing on acceptable terms, if at all. In addition, in the case of an event of default under our secured indebtedness such as our senior secured credit facility, the lenders may be permitted to foreclose on our assets securing that indebtedness.

The make whole amount payable on notes converted in connection with certain fundamental changes may not adequately compensate you for the lost option time value of your notes as a result of such transaction.

If certain transactions that constitute a fundamental change occur prior to August 1, 2011, under certain circumstances, we will increase, for the time period described herein, the conversion rate by a number of additional shares for any conversions of notes in connection with such transaction. The number of additional shares will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in the transaction constituting a fundamental change, as described below under “Description of notes—Conversion rights—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change.” Although the number of additional shares is designed to compensate you for the lost option time value of your notes as a result of such transaction, the make whole amount is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if such transaction occurs on or after August 1, 2011, or if the price of our common stock on the conversion date is less than $             or greater than $            , the conversion rate will not be increased. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed              per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate set forth under “Description of notes—Conversion rights—The increase in the conversion rate.” Our obligation to increase the conversion rate in connection with any such specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Risk factors

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to convert your notes or require us to offer to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the notes or enabling you to convert your notes. In the event of any such transaction, the holders would not have the right to convert their notes or require us to repurchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Under certain circumstances, a court could cancel the obligations under any guarantees of the notes.

Under federal bankruptcy law and comparable provisions of state and federal nonbankruptcy fraudulent transfer laws, under certain circumstances a court could avoid (i.e., cancel) a guarantee, and order the return of any payments made thereunder to the guarantor or to a fund for the benefit of its other creditors.

A court might take these actions if it found that when the guarantor entered into its guarantee (or, in some jurisdictions, when payments became due on its guarantee), (i) it received less than reasonably equivalent value or fair consideration for its guarantee, and (ii) any of the following conditions was then satisfied:

➢	the guarantor was insolvent or rendered insolvent by reason of incurring its obligations under its guarantee or granting a security interest in its assets;

➢	the guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

➢	the guarantor intended to incur, or believed (or reasonably should have believed) that it would incur, debts beyond its ability to pay as those debts matured.

In applying these factors, a court would likely find that a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for its guarantee, except to the extent that it benefited directly or indirectly from the notes’ issuance. The determination of whether a subsidiary was or was rendered “insolvent” would vary depending on the law of the jurisdiction being applied. Generally, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts (including contingent or unliquidated debts) as they become absolute and matured.

A court might also avoid a guarantor’s guarantee if the court concluded that the guarantor entered into the guarantee with actual intent to hinder, delay, or defraud creditors. If a court avoided a guarantor’s guarantee, you would no longer have a claim against that subsidiary, and the claims of creditors of the subsidiary generally would be entitled to payment in full before the subsidiary paid any dividends or made any distributions to us for the purpose of our satisfying any claims under the notes.

Risk factors

There is currently no public market for the notes, and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of your notes.

The notes are a new issue of securities, and there is no existing market for the notes. Moreover, the notes will not be listed on any securities exchange or quoted on any automated quotation system. A market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, our ability to register the resale of the notes and the shares of common stock issuable upon conversion of the notes, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

The conditional conversion feature of the notes could result in your receiving less than the value of the common stock into which a note is convertible.

Prior to August 1, 2024, the notes are convertible into shares of our common stock only if specified conditions are met. If these conditions are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

Upon conversion of the notes, we will pay a settlement amount consisting of cash and, at our option, cash or shares of our common stock or a combination of cash and shares of our common stock, if any, based upon a specified observation period, and you may receive less proceeds than expected because the value of our common stock may decline after you exercise your conversion right.

The conversion value that you will receive upon conversion of your notes is based on a daily conversion value, as described in this prospectus supplement, calculated on a proportionate basis for each day of the relevant 20 trading-day observation period. Generally, we will satisfy our conversion obligation to holders by paying cash equal to the principal amount of a note and by delivering, at our option, cash or shares of our common stock or a combination of cash and shares of our common stock, based on a daily conversion value calculated on a proportionate basis for each day of the 20 trading-day observation period. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the note as of the conversion date. In addition, because of the 20 trading-day observation period, settlement will be delayed until at least the 23rd trading day following the related conversion date. See “Description of notes.” In addition, upon conversion of the notes, you may receive less proceeds than expected because the price of our common stock may decrease (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of your notes is determined.

Risk factors

The notes do not restrict our ability to take certain actions that could negatively impact holders of the notes.

We are not restricted under the terms of the notes from incurring additional debt, including secured debt. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. Certain of our other debt instruments may, however, restrict these and other actions.

The price of our common stock, and therefore of the notes, may fluctuate significantly, and this may make it difficult for you to resell the notes or common stock issuable upon conversion of the notes when you want or at prices you find attractive.

The price of our common stock on the Nasdaq Global Select Market constantly changes. During 2005, the closing sale price of our common stock ranged from $21.50 to $53.61, and during the first two quarters of 2006, the closing sale price of our common stock ranged from $40.04 to $72.81. The closing sale price on July 28, 2006 was $51.58. We expect that the market price of our common stock will continue to fluctuate. In addition, because the notes are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes.

Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

➢	quarterly variations in our operating results;

➢	operating results that vary from the expectations of management, securities analysts and investors;

➢	changes in expectations as to our future financial performance;

➢	announcements of innovations, new products and technology, strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

➢	the operating and securities price performance of other companies that investors believe are comparable to us;

➢	future sales of our equity or equity-related securities;

➢	changes in general conditions in our industry and in the economy, the financial markets and the domestic or international political situation;

➢	developments or disputes (including lawsuits);

➢	departures of key personnel; and

➢	regulatory considerations.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, regardless of our operating results.

Risk factors

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the notes and our ability to raise funds in new stock offerings.

Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have on the trading price of our common stock or the value of the notes.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have rights with respect to our common stock only if you convert your notes, which you are permitted to do only in limited circumstances described herein. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of our common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The conversion rate of the notes may not be adjusted for all dilutive events, including third-party tender or exchange offers that may adversely affect the trading price of the notes or the common stock issuable upon conversion of the notes.

The conversion rate of the notes is subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and issuer tender or exchange offers as described under “Description of notes—Conversion rights—Adjustments to the conversion rate.” The conversion rate will not be adjusted for certain other events, such as third-party tender or exchange offers, that may adversely affect the trading price of the notes or the common stock issuable upon conversion of the notes.

In addition, in no event will the conversion rate be adjusted to an amount that exceeds                 shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate. See “Description of notes—Conversion rights—Adjustments to the conversion rate.”

Conversion of the notes will dilute the ownership interest of existing shareholders, including holders who had previously converted their notes.

To the extent we issue common stock upon conversion of the notes, the conversion of some or all of the notes will dilute the ownership interests of existing shareholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future the market price of the notes and our common stock could be harmed.

Risk factors

You are urged to consider the United States federal income tax consequences of owning the notes.

We and each holder will agree in the indenture to treat the notes for United States federal income tax purposes as contingent payment debt instruments subject to United States federal income tax rules applicable to contingent payment debt instruments. Under that treatment, a taxable U.S. Holder (as defined herein) will be required to include interest in taxable income in each year significantly in excess of the amount of interest payments, including contingent interest payments, actually received by it in that year. You will recognize gain or loss on the sale, repurchase by us at your option, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and your adjusted tax basis in the note. Any gain recognized by you on the sale, repurchase by us at your option, exchange, conversion or redemption of a note generally will be treated as ordinary interest income and any loss will be treated as ordinary loss to the extent of the interest previously included in income and, thereafter, as capital loss. A discussion of the United States federal income tax consequences of the purchase, ownership, conversion and other disposition of the notes is included in this prospectus supplement under the heading “Important United States federal income tax consequences.”

If we pay a cash dividend on our common stock, we are required under the indenture, subject to certain exceptions, to adjust the conversion rate. As a result of the adjustment to the conversion rate, you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. See “Important United States federal income tax consequences.”

Our rights plan and our ability to issue additional preferred stock could harm the rights of our common shareholders.

Each share of our outstanding common stock is associated with one right to acquire one one-hundredth (1/100) of a share of our Series R Participating Cumulative Preferred Stock, without par value at a purchase price of $160.00.

The rights only become exercisable in certain limited circumstances on the distribution date, which is the earlier of: (1) the close of business on the tenth business day after a public announcement that a person has acquired beneficial ownership of 15% or more of our outstanding shares of common stock; and (2) a date that our Board of Directors designates following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding shares of common stock that could result in the offeror becoming the beneficial owner of 15% or more of our outstanding shares of common stock. Prior to the earlier of the December 11, 2012 expiration date of the rights and a person becoming the beneficial owner of 15% or more of our outstanding shares of common stock, the rights are redeemable by us at a price of $0.01 per right. If the rights are not redeemed, each right will then entitle the holder to purchase for the purchase price common stock having the value of twice the then-current purchase price. After a person becomes the beneficial owner of 15% or more of our outstanding shares of common stock, but before a person becomes the beneficial owner of more than 50% of these shares, our Board of Directors may elect to exchange each preferred share purchase right, other than those that have become null and void and nontransferable as described above, for shares of common stock, without payment of the purchase price. The exchange rate in this situation would be one-half of the number of shares of common stock that would otherwise be issuable at that time upon the exercise of one preferred share purchase right.

Some provisions in the rights plan may have the effect of discouraging a third party from making an acquisition proposal for us and may thereby inhibit a change in control. For example, such provisions

Risk factors

may deter tender offers for shares of common stock, which offers may be attractive to shareholders, or deter purchases of large blocks of common stock, thereby limiting the opportunity for shareholders to receive a premium for their shares of common stock over the then-prevailing market prices.

Some anti-takeover provisions contained in our charter and bylaws and under Washington laws could hinder a takeover attempt.

Our Board of Directors has the authority to issue up to 10 million shares of preferred stock (1 million of which have been designated Series R Participating Cumulative Preferred Stock under our shareholder rights plan and the remainder of which has not yet been undesignated) and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without the consent of our shareholders. The preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the holders of common stock. The issuance of the Series R Participating Cumulative Preferred Stock with respect to our shareholder rights plan or any preferred stock subsequently issued by our Board of Directors, under some circumstances, could have the effect of delaying, deferring or preventing a change in control.

Further, certain provisions of our charter documents, including provisions relating to limitations of liability and indemnification of our directors and officers, dividing our Board of Directors into three classes of directors serving three-year terms and limiting the ability of shareholders to raise matters at a meeting of shareholders without giving advance notice, may have the effect of delaying or preventing changes in our control or management, which could have an adverse effect on the market price of our common stock.

Washington law imposes restrictions on some transactions between a corporation and significant shareholders. With some exceptions, Chapter 23B.19 of the Washington Business Corporation Act prohibits a “target corporation” from engaging in specified “significant business transactions” with an “acquiring person.” An acquiring person is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation. “Significant business transactions,” as defined in Chapter 23B.19, may not occur for a period of five years after the acquiring person acquires the securities, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of acquisition. “Significant business transactions” include, among other things,

➢	a merger, share exchange or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person,

➢	termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares, or

➢	allowing the acquiring person to receive any disproportionate benefit as a shareholder.

After the five-year period, a “significant business transaction” may occur, as long as it complies with “fair price” provisions specified in the statute or is approved at a meeting of shareholders by a majority of the votes entitled to be counted within each voting group entitled to vote separately on the transaction, not counting the votes of shares as to which the acquiring person has beneficial ownership or voting control. A corporation may not “opt out” of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of us.

Forward-looking statements

This prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Exchange Act of 1934 (the “Exchange Act”). These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among other things, those listed under “Risk factors” in this prospectus supplement and elsewhere in this prospectus supplement and the accompanying prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of such statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events, except as required by applicable law.

Market data

Market data and other statistical information used throughout or incorporated into this prospectus supplement and the accompanying prospectus are based on independent industry publications, government publications, and reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. We believe that these sources are reliable.

Use of proceeds

We estimate that the net proceeds from this offering, after deducting estimated fees and expenses and underwriting discounts and commissions, will be approximately $292 million (or approximately $336 million if the underwriters exercise their option to purchase additional notes in full). We intend to use the net proceeds from this offering to acquire or invest in businesses, products or technologies that are complementary to our own, and for general corporate purposes, including capital expenditures and working capital. Although, in the ordinary course of our business, we engage in acquisition and investment discussions, we do not currently have any agreements regarding such transactions. Pending such uses, we will invest the proceeds in short-term, investment-grade securities, certificates of deposit or guaranteed obligations of the United States or other governments or their agencies.

Price range of common stock

Our common stock is quoted on the Nasdaq Global Select Market under the ticker symbol “ITRI”. The following table sets forth, for the periods indicated, the high and low per share closing prices of our common stock as quoted on the Nasdaq Global Select Market.

	High	Low
Fiscal year ended December 31, 2004
First Quarter	$22.06	$17.88
Second Quarter	23.50	18.05
Third Quarter	22.74	16.59
Fourth Quarter	23.92	17.07
Fiscal year ended December 31, 2005
First Quarter	$29.64	$21.50
Second Quarter	47.25	29.82
Third Quarter	53.61	44.20
Fourth Quarter	47.99	38.08
Fiscal year ended December 31, 2006
First Quarter	$61.03	$40.29
Second Quarter	72.81	54.24
Third Quarter (through July 28, 2006)	60.35	50.21

On July 28, 2006, the closing sale price of our common stock, as reported on the Nasdaq Global Select Market, was $51.58 per share.

Dividend policy

We have never paid or declared any cash dividends and do not anticipate paying any cash dividends in the foreseeable future. The decision whether to pay cash dividends will be made by our Board of Directors in light of conditions then existing, including our results of operations, financial condition and requirements, business conditions, covenants under loan agreements and other contractual arrangements, and other factors.

Capitalization

The following table sets forth our cash and cash equivalents, and capitalization as of June 30, 2006:

➢	on an actual basis, without giving effect to the offering of the notes; and

➢	on an as adjusted basis to give effect to the offering of the notes (assuming no exercise of the underwriters’ over-allotment option and not giving effect to conversion of the notes), after deducting underwriting discounts and commissions and our estimated offering expenses.

This capitalization table should be read in conjunction with management’s discussion and analysis of results of operations and our unaudited condensed consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2006
	Actual	As adjusted
	(in thousands, except share data)
Cash and cash equivalents	$46,587	$338,962

7.75% senior subordinated notes	$124,274	$124,274
% convertible senior subordinated notes due 2026	—	300,000
Total debt	124,274	424,274
Shareholders’ equity:
Common stock, 75,000,000 shares authorized, 25,491,538 shares issued and outstanding, actual and as adjusted (1)	339,640	339,640
Accumulated other comprehensive income	1,552	1,552
Accumulated earnings	21,890	21,890

Total shareholders’ equity	363,082	363,082

Total capitalization	$487,356	$787,356

(1)	Outstanding does not include: (a) approximately 1.8 million shares of common stock issuable upon exercise of options outstanding as of June 30, 2006 exercisable at a weighted-average exercise price of $22.99 per share, (b) approximately 1.0 million shares available for future grant under our equity incentive plans, and (c) approximately 400,000 shares available for future issuance under our employee stock purchase plan.

Description of notes

We will issue the notes under an indenture to be dated as of             , 2006, between us and Deutsche Bank Trust Company Americas, as trustee. The trustee’s main role is to enforce your rights against us if there is a default under the indenture. We describe some of the limitations on the extent to which the trustee acts on your behalf under “—Events of default” below. We have appointed the trustee to act as the initial conversion agent, registrar and paying agent, and the trustee has agreed to perform administrative duties for us, such as arranging for interest payments and mailing notices under the indenture.

The following summary of the terms of the notes and the indenture does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the notes and the indenture. We will provide copies of the indenture to you upon request, and the indenture is also available for inspection at the office of the trustee. The notes and the indenture, and not this description, define your legal rights as a holder of the notes.

For purposes of this summary, the terms “Itron,” “we,” “us” and “our” refer only to Itron, Inc. and not to any of its subsidiaries, unless we specify otherwise. Unless the context requires otherwise, the term “interest” includes “contingent interest.”

GENERAL

The notes we are offering:

➢	will be limited to $300 million aggregate principal amount, or $345 million if the underwriters exercise their over-allotment option in full;

➢	will bear interest at a rate of % per annum, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on February 1, 2007, to holders of record at the close of business on the immediately preceding January 15 and July 15, respectively, except as described under “—Interest payments”;

➢	will pay contingent interest as described under “—Contingent interest”;

➢	will be issued in denominations of integral multiples of $1,000 principal amount;

➢	will be unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by any future subsidiaries that guarantee our obligations under our 7.75% senior subordinated notes due 2012 or any future senior subordinated indebtedness, and provided that we do not issue any other senior subordinated indebtedness guaranteed by any of our subsidiaries, any guarantees of the notes will terminate at such time as our 7.75% senior subordinated notes have been paid in full;

➢	will be our unsecured senior subordinated indebtedness and will be subordinate in right of payment to all of our existing and future senior indebtedness (including our senior secured credit facility), structurally subordinate to all of the existing and future indebtedness and other liabilities of our subsidiaries, equal in right of payment to all of our existing and future unsecured senior subordinated unsecured indebtedness (including our 7.75% senior subordinated notes due 2012, and senior in right of payment to any of our future subordinated indebtedness, in each case as described under “—Ranking”;

➢	will be convertible into cash or, at our option, cash and shares of our common stock, based on an initial conversion rate of shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $ per share) under the conditions and subject to the adjustments described under “—Conversion rights”;

Description of notes

➢	will be redeemable, in whole or in part, by us at any time on or after August 1, 2011, at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus accrued and unpaid interest to, but excluding, the redemption date, as described under “—Redemption of notes at our option;” provided that we must make at least 10 semi-annual interest payments (including the interest payments on February 1, 2007 and August 1, 2011) in the full amount required by the indenture before redeeming any notes at our option;

➢	will be subject to purchase by us at the option of the holder on each of August 1, 2011, August 1, 2016 and August 1, 2021, at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the purchase date, as described under “—Purchase of notes by us at the option of the holder”;

➢	will be subject to repurchase by us at the option of the holder upon a fundamental change, as described under “—Holders may require us to repurchase their notes upon a fundamental change,” at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date; and

➢	will mature on August 1, 2026, unless previously redeemed, repurchased or purchased by us or converted.

All cash payments on the notes will be made in U.S. dollars.

We will issue the notes in denominations of integral multiples of $1,000 principal amount, without coupons. We will initially issue the notes as global securities in book-entry form. We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. We will make payments in respect of notes that are issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of more than $5.0 million aggregate principal amount of notes. However, if a holder of a certificated note does not specify an account, or holds $5.0 million or less in aggregate principal amount of notes, then we will mail a check to that holder’s registered address.

You may convert notes at the office of the conversion agent, present notes for registration of transfer at the office of the registrar for the notes and present notes for payment at maturity at the office of the paying agent. We have appointed the trustee as the initial conversion agent, registrar and paying agent for the notes.

We will not provide a sinking fund for the notes. The indenture does not contain any financial covenants and will not limit our ability to incur additional indebtedness, including senior or secured indebtedness, pay dividends or repurchase our securities. In addition, the indenture does not provide any protection to holders of notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under “—Holders may require us to repurchase their notes upon a fundamental change” and “—Consolidation, merger and sale of assets.”

If any payment date with respect to the notes falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

Description of notes

INTEREST PAYMENTS

We will pay interest on the notes at a rate of             % per annum, payable semi-annually in arrears on each February 1 and August 1 of each year, beginning on February 1, 2007. Except as described in the immediately following bullet points, we will pay interest that is due on an interest payment date to holders of record at the close of business on the immediately preceding January 15 and July 15, respectively. However:

➢	We will not make any payment or other adjustment upon conversion with respect to any accrued interest on the notes, and we will not adjust the conversion rate to account for accrued and unpaid interest, in each case, except as described under “—Conversion rights.”

➢	On the maturity date, we will pay accrued and unpaid interest to the person to whom we pay the principal amount, instead of to the holder of record on the record date.

➢	If we redeem a note, or if a holder surrenders a note for repurchase upon a fundamental change as described under “—Holders may require us to repurchase their notes upon a fundamental change,” we will pay accrued and unpaid interest, if any, to the holder that surrenders the note for redemption or repurchase, as the case may be, unless the redemption or repurchase date is after the close of business on a record date for the payment of an installment of interest and before the opening of business on the related interest payment date. In this instance (1) we will pay accrued interest payable on such interest payment date only to the holder of record at the close of business on the related record date, and (2) the redemption or repurchase price payable on the applicable redemption or repurchase date, as the case may be, will include only the principal amount of the notes, but will not include any amount in respect of interest payable on such related interest payment date.

Interest will accrue on the notes from and including             , 2006 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be. We will pay interest on the notes on the basis of a 360-day year consisting of twelve 30-day months.

If a holder surrenders a note for conversion after the close of business on the record date for the payment of an installment of interest and before the opening of business on the related interest payment date, then, despite the conversion, we will, on the interest payment date, pay the interest due with respect to the note to the person who was the record holder of the note at the close of business on the record date. However, except as described in the following sentence, the holder who surrenders the note for conversion must pay to the conversion agent upon surrender of the note an amount in cash equal to the interest payable on such interest payment date on the portion of the note being converted. However, a holder is not required to make such payment:

➢	if a holder converts its notes after they have been called for redemption and we have specified a redemption date that is after a record date and on or before the next interest payment date,

➢	if a holder converts its notes in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a record date and on or before to the next interest payment date, or

➢	to the extent of any overdue interest, if overdue interest exists at the time of conversion with respect to such note.

Description of notes

CONTINGENT INTEREST

Contingent interest will accrue on the notes during each six-month period from and including an interest payment date to but excluding the next interest payment date, commencing with the six-month period beginning August 1, 2011, if the average trading price of the notes for the five consecutive trading day period (the “measurement period”) immediately preceding the first day of such six-month period equals 120% or more of the principal amount of the notes.

For purposes of determining whether contingent interest is payable, the “trading price” of the notes on any trading day means the average secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of notes at approximately 4:00 pm, New York City time, on such trading day from three independent nationally recognized securities dealers we select. However, if the bid solicitation agent can reasonably obtain only two such bids, then the average of the two bids will instead be used, and if the bid solicitation agent can reasonably obtain only one such bid, then that one bid will be used. If the bid solicitation agent cannot reasonably obtain at least one such bid, then the trading price per $1,000 principal amount of the notes will be determined by a nationally recognized securities dealer we retain for that purpose.

The rate of contingent interest payable in respect of any such six-month interest period will equal             % of the average trading price of the notes over the measurement period that triggered the contingent interest payment. Contingent interest, if any, will accrue from the first day of the applicable interest period through, but excluding, the interest payment date at the end of the relevant six-month period, and we will pay such accrued contingent interest on that interest payment date. The contingent interest will be paid in the same manner regular interest is paid to holders.

Upon determining that the notes will begin to accrue contingent interest during a relevant six-month period, we will, on or before the start of that six-month period, publicly announce, through a reputable national newswire service, and publish on our website, the fact that contingent interest has become payable.

The indenture provides that by accepting a note, each holder agrees, for United States federal income tax purposes, to treat the notes as “contingent payment debt instruments” and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for United States federal income tax purposes will be             % compounded semi-annually, which is the rate we would pay on a fixed-rate, noncontingent, nonconvertible debt instrument with terms and conditions otherwise comparable to the notes. See “Important United States federal income tax consequences.”

CONVERSION RIGHTS

If the conditions for conversion of the notes described below, including those described under “—Conditions for conversion” and “—Conversion procedures,” are satisfied, holders of notes may, subject to prior maturity, redemption, repurchase or purchase by us, convert their notes in integral multiples of $1,000 principal amount into cash in an amount described below or, at our option, cash and shares of our common stock in the respective amounts described below, based on an initial conversion rate of              shares of our common stock per $1,000 principal amount of notes, subject to adjustment as described below. This rate results in an initial conversion price of approximately $             per share. We will not issue fractional shares of common stock upon conversion of the notes and instead will pay a cash adjustment for fractional shares based on the closing sale price per share of our common stock on the conversion date. Except as described below, we will not make any payment or other adjustment on

Description of notes

conversion with respect to any accrued interest on the notes, and we will not adjust the conversion rate to account for accrued and unpaid interest.

On conversion, the holders of notes will, to the extent they receive any shares of our common stock upon conversion, also receive the rights under our existing shareholder rights plan and any future shareholder rights plan (i.e., a poison pill) we may establish, whether or not the rights are separated from our common stock prior to conversion.

In certain circumstances, a holder must, upon conversion, pay interest if the conversion occurs after the close of business on a record date and before the opening of business on the related interest payment date. See “—Interest payments” above.

The conversion right with respect to any notes we have called for redemption will expire at the close of business on the business day immediately preceding the redemption date, unless we default in the payment of the redemption price. A note for which a holder has delivered a purchase notice or a fundamental change repurchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if the holder withdraws the notice in accordance with the indenture, unless we default in the payment of the purchase price or the fundamental change repurchase price, as the case may be.

Conversion procedures

To convert a certificated note, the holder must complete the conversion notice on the back of the note and deliver it, together with the note and any required interest payment, to the office of the conversion agent for the notes, which initially will be the office of the trustee. In addition, the holder must pay any tax or duty payable as a result of any transfer involving the issuance or delivery of the shares of common stock in a name other than that of the registered holder of the note. The note will be deemed to be converted on the date on which the holder has satisfied all of these requirements. We refer to this date as the “conversion date.” To convert interests in a global note, the holder must comply with DTC’s then applicable conversion program procedures.

A holder that has delivered a purchase notice or a repurchase notice with respect to a note, as described below, may convert that note only if the holder withdraws the notice in accordance with the indenture. See “—Purchase of notes by us at the option of the holder” and “—Holders may require us to repurchase their notes upon a fundamental change.”

We will deliver, through the conversion agent, the cash and, if applicable, shares of common stock issuable upon conversion as soon as practicable, but in no event more than three business days after the last trading day in the “cash settlement averaging period” described below. However, if a holder surrenders a note for conversion in connection with a “make-whole fundamental change” under circumstances in which we must increase the conversion rate applicable to that note, then we will deliver, through the conversion agent, the consideration that is payable on account of the increase in the conversion rate as soon as practicable, but in no event after the later of:

➢	the date the holder surrenders the note for conversion; and

➢	the third business day after the effective date of the make-whole fundamental change.

See “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change.”

For a discussion of certain tax considerations applicable to a holder that converts notes, see “Important United States federal income tax consequences.”

Description of notes

Payment upon conversion

Holders that tender their notes for conversion will receive, in exchange for those notes, cash or, at our option, cash and shares of our common stock, as follows. Upon conversion, holders will receive, per $1,000 principal amount of notes being converted, a “settlement amount” that is equal to the sum of the “daily settlement amounts” (as described below) for each of the 20 trading days during the “cash settlement averaging period” (as described below).

The “cash settlement averaging period” with respect to any note means the 20 consecutive trading-day period that begins on, and includes, the second trading day after the day the notes are tendered for conversion.

The “daily settlement amount,” for each of the 20 trading days during the cash settlement averaging period, consists of:

➢	cash equal to the lesser of $50 and the “daily conversion value” (as described below), which amount of cash we refer to as the “daily principal return”; and

➢	to the extent the daily conversion value exceeds $50, a number of whole shares of our common stock equal to the “daily share amount” (as described below) for such trading day, subject to our right to deliver cash in lieu of all or a portion of such shares, as described below.

The “daily share amount” on a given trading day means:

➢	the excess of the daily conversion value over $50, divided by

➢	the closing sale price of our common stock on that trading day.

The “daily conversion value” on a given trading day means one-twentieth of the product of:

➢	the conversion rate of the notes in effect on that trading day; and

➢	the closing sale price of our common stock on that trading day.

“Trading day” generally means any day during which:

➢	trading in our common stock generally occurs;

➢	there is no “market disruption event” (as described below); and

➢	a closing sale price for our common stock is provided on the Nasdaq Global Select Market or, if our common stock is not then listed on the Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded.

We refer to the cash due upon conversion as the “principal return,” and we refer to the shares, if any, that are due upon conversion as the “net shares.”

“Market disruption event” generally means the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day for our common stock of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating solely to our common stock.

Description of notes

By the close of business on the business day prior to the first scheduled trading day of the applicable cash settlement averaging period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”) and we will notify holders of such cash percentage by notifying the trustee (the “cash percentage notice”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable cash settlement averaging period will equal the product of: (i) the cash percentage, (ii) the daily share amount for such trading day and (iii) the closing sale price of our common stock for such trading day (provided that after the consummation of a fundamental change in which the consideration is comprised entirely of cash, the amount used in this clause (iii) shall be the cash price per share received by holders of common stock in such fundamental change). The number of shares deliverable in respect of each trading day in the applicable cash settlement averaging period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the close of business on the trading day prior to the scheduled first trading day of the applicable cash settlement averaging period, we must settle 100% of the daily share amount for each trading day in the applicable cash settlement averaging period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares as described below. We may, at our option, revoke any cash percentage notice by notifying the trustee; provided that we revoke such notice by the close of business on the trading day prior to the scheduled first trading day of the applicable cash settlement averaging period.

We will deliver cash in lieu of any fractional shares of common stock based on the closing sale price per share of our common stock on the conversion date.

We may be unable to pay the cash portion of the conversion value upon conversion of any notes by holders. Our ability to settle our conversion obligation with respect to the notes in cash may be limited by law or by our debt agreements in existence at the time of such conversion. Accordingly, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay any portion of the conversion value in cash. See “Risk factors—Risks related to an investment in the notes—We may be unable to pay interest on the notes, repurchase the notes for cash when required by the holders, including following a fundamental change, or to pay the cash portion of the conversion value upon conversion of any notes by the holders.”

Conditions for conversion

The notes will become convertible only in certain circumstances, which we describe below. If the notes become convertible, we will provide written notice to each registered holder, at its address appearing in the security register, and we will publicly announce, through a reputable national newswire service, and publish on our website, that the notes have become convertible, stating, among other things:

➢	the event causing the notes to become convertible;

➢	the time during which the notes will be convertible as a result of that event;

➢	if that event is a transaction described under “—Conversion upon the occurrence of certain corporate transactions,” the anticipated effective date of the transaction; and

➢	the procedures holders must follow to convert their notes, including the name and address of the conversion agent.

We will mail the notice, and make the public announcement and publication, as soon as practicable, but in no event later than the open of business on the second business day following the date the notes become convertible as a result of the event.

Holders may surrender their notes for conversion prior to maturity or earlier redemption, repurchase or purchase by us only in the following circumstances:

Description of notes

Conversion based on price of common stock

Prior to maturity, or earlier redemption, repurchase or purchase by us, holders may surrender their notes for conversion during any calendar quarter after the calendar quarter ending September 30, 2006, if the “closing sale price” (as defined in the indenture) of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the “ex date” (as defined in the indenture) of the event occurs, during that 30 consecutive trading day period.

The “closing sale price” of our common stock on any trading day generally means the closing sale price per share of our common stock (or, if no closing sale price per share is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such trading day on the Nasdaq Global Select Market or, if our common stock is not then listed on the Nasdaq Global Select Market, as reported by the U.S. principal national securities exchange on which our common stock is listed or as otherwise provided in the indenture.

Conversion upon satisfaction of the trading price condition

Prior to maturity or earlier redemption, repurchase or purchase by us, holders may surrender their notes for conversion during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the “note measurement period”) in which the average trading price per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, was equal to or less than 98% of the average conversion value of the notes during the note measurement period. We refer to this condition as the “trading price condition.”

For purposes of the trading price condition, the “conversion value” per $1,000 principal amount of notes on a trading day is the product of the closing sale price per share of our common stock and the conversion rate of the notes in effect on that trading day.

Except as described below, the “trading price” of the notes on any day means the average secondary market bid quotations obtained by the bid solicitation agent for $5.0 million principal amount of notes at approximately 4:00 pm, New York City time, on such day from three independent nationally recognized securities dealers we select. However, if the bid solicitation agent can reasonably obtain only two such bids, then the average of the two bids will instead be used, and if the bid solicitation agent can reasonably obtain only one such bid, then that one bid will be used. If on a given day:

➢	the bid solicitation agent cannot reasonably obtain at least one bid for $5.0 million principal amount of notes from an independent nationally recognized securities dealer; or

➢	in the reasonable, good faith judgment of our board of directors, the bid quotation or quotations that the bid solicitation agent has obtained are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be equal to 98% of the product of the closing sale price of our common stock on that day and the conversion rate in effect on that day.

The bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested it to do so, and we will have no obligation to make such request unless a holder provides

Description of notes

us with reasonable evidence that the trading price per $1,000 principal amount of notes would be equal to or less than 98% of the conversion value of the notes. At such time, we will instruct the bid solicitation agent to determine the trading price of the notes for each of the next five trading days and on each following trading day until the trading price condition is no longer satisfied.

Conversion based on redemption

If we call a note for redemption, the holder of that note may surrender the note for conversion at any time before the close of business on the business day immediately preceding the redemption date.

Conversion upon the occurrence of certain corporate transactions

If:

➢	a “fundamental change,” as described under “—Holders may require us to repurchase their notes upon a fundamental change,” or a “make-whole fundamental change,” as described under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change” occurs; or

➢	we are party to a consolidation, merger, binding share exchange, sale of all or substantially all of our properties and assets or other similar transaction, in each case, pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then a holder may surrender its notes for conversion at any time during the period that begins on, and includes, the 30th day before the date we originally announce as the anticipated effective date of the transaction and ends on, and includes, the 30th day after the actual effective date of the transaction. In addition, if the transaction is a “make-whole fundamental change,” then the notes may also be surrendered for conversion at any time during the “make-whole conversion period” described under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change,” and if the transaction is a “fundamental change,” then the notes may also be surrendered for conversion at any time until, and including, the fundamental change repurchase date for that fundamental change. Holders that convert their notes in connection with a “make-whole fundamental change” may in some circumstances also be entitled to an increased conversion rate. See “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change.”

In addition, if we take any action, or become aware of any event, that would require an adjustment to the conversion rate as described in the third, fourth, fifth or sixth bullet point under “—Adjustments to the conversion rate” below, then we must mail to registered holders written notice of the action or event at least 20 days before the record, effective or expiration date, as the case may be, of the transaction. Holders may surrender their notes for conversion beginning on the date we mail the notice (or, if earlier, the date the indenture requires us to mail the notice) until the close of business on the business day immediately preceding the “ex date” (as defined in the indenture) of the transaction or until we announce that the transaction will not take place.

Conversion during specified periods

The notes may be surrendered for conversion at any time from, and including, July 1, 2011 to, and including, August 1, 2011 and at any time on or after August 1, 2024 and before maturity or earlier redemption, repurchase or purchase by us.

Description of notes

Change in the conversion right upon certain reclassifications, business combinations and asset sales

Except as provided in the indenture and as described below, if we reclassify our common stock (other than a change only in par value or a change as a result of a subdivision or combination of our common stock) or are party to a consolidation, merger or binding share exchange, or if we sell, transfer, lease, convey or otherwise dispose of all or substantially all of our property or assets, or consummate a similar transaction, in each case pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of cash, securities or other property (the “reference property”), which a holder of such note would have received (assuming, if applicable, that the holder would have made the applicable election referred to in the immediately following paragraph) if the holder had converted the note and, upon such conversion, received, immediately before the transaction, a number of shares of our common stock equal to the conversion rate then applicable multiplied by the principal amount (expressed in thousands) of the note. However, at and after the effective time of the transaction, the principal return payable upon conversion of the notes will continue to be payable in cash (instead of reference property), the daily conversion value will be calculated based on the fair value of the reference property and the daily share amount will be payable, at our option, in cash, reference property or a combination thereof. A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each note would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. There is no precise, established definition of the phrase “all or substantially all of our property or assets” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

If a transaction described above occurs and holders of our common stock have the opportunity to elect the form of consideration to receive in that transaction, then we will make adequate provision to give holders of the notes, treated as a single class, a reasonable opportunity to elect the form of such consideration for purposes of determining the composition of the “reference property” described above. Once the election is made, it will apply to all holders of our notes after the effective time of the transaction.

If the transaction described in the third preceding paragraph also constitutes a “public acquirer fundamental change,” then we may in certain circumstances elect to change the conversion right in the manner described under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change—Fundamental changes involving an acquisition of us by a public acquirer” in lieu of changing the conversion right in the manner described in the above two paragraphs.

Adjustments to the conversion rate

Subject to the terms of the indenture, we will adjust the conversion rate for:

➢	dividends or distributions on our common stock payable in shares of our common stock to all holders of our common stock;

➢	subdivisions, combinations or certain reclassifications of our common stock;

➢	distributions to all or substantially all holders of our common stock of certain rights or warrants (other than, as described below, rights distributed pursuant to a shareholder rights plan) entitling them, for a period expiring not more than 60 days immediately following the record date for the distribution, to purchase or subscribe for shares of our common stock, or securities convertible into or

Description of notes

exchangeable or exercisable for shares of our common stock, at a price per share that is less than the “current market price” (as defined in the indenture) per share of our common stock on the record date for the distribution;

➢	dividends or other distributions to all or substantially all holders of our common stock of shares of our or any of our existing or future subsidiaries’ capital stock (other than our common stock), evidences of indebtedness or other assets (other than dividends or distributions covered by the two bullet points below) or the dividend or distribution to all or substantially all holders of our common stock of certain rights or warrants (other than those covered in the immediately preceding bullet point or, as described below, certain rights or warrants distributed pursuant to a shareholder rights plan) to purchase or subscribe for our securities; provided, however, that we will not adjust the conversion rate pursuant to this provision for distributions of certain rights or warrants, if, in accordance with the indenture, we make adequate arrangements for holders of notes to receive those rights and warrants upon conversion of the notes;

➢	cash dividends or other cash distributions by us to all or substantially all holders of our common stock, other than distributions described in the immediately following bullet point; and

➢	distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the “current market price” (as defined in the indenture) per share of our common stock on the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

However, in no event will we adjust the conversion rate pursuant to the events described in the third, fourth, fifth or sixth bullet points above to an amount that exceeds                  shares per $1,000 principal amount of notes. We will adjust this maximum conversion rate in the same manner in which we must adjust the conversion rate for stock splits and combinations, stock dividends, reclassifications and similar events.

Subject to the provisions of the indenture, if we distribute cash in accordance with the fifth bullet point above, then we will generally increase the conversion rate so that it equals the rate determined by multiplying the conversion rate in effect immediately before the close of business on the record date for the cash distribution by a fraction whose numerator is the “current market price” (as defined in the indenture) per share of our common stock on the record date and whose denominator is that “current market price” less the per share amount of the distribution. However, we will not adjust the conversion rate pursuant to this provision to the extent that the adjustment would reduce the conversion price below $0.01.

“Current market price” per share of our common stock on a date generally means the average of the closing sale prices of our common stock for the 10 consecutive trading days ending on, and including, the earlier of that date and the ex-date with respect to the distribution requiring such computation. We will make adjustments to the current market price in accordance with the indenture to account for the occurrence of certain events during the 10 consecutive trading day period.

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

➢	we will not adjust the conversion rate pursuant to the bullet points above until the earliest of these triggering events occurs; and

➢	we will readjust the conversion rate to the extent any of these rights, options or warrants are not exercised before they expire.

Description of notes

The indenture does not require us to adjust the conversion rate for any of the transactions described in the bullet points above if we make provision for holders of notes to participate in the transaction without conversion on a basis and with notice that our board of directors determines in good faith to be fair and appropriate, as provided in the indenture.

We will not adjust the conversion rate pursuant to the bullet points above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. However, if we mail a notice of redemption or a fundamental change or make whole fundamental change, or any transaction described under “—Conversion upon the occurrence of certain corporate transactions” above, occurs, then we will give effect to all adjustments that we have otherwise deferred pursuant to this provision, and those adjustments will no longer be carried forward and taken into account in any subsequent adjustment. In addition, we will make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1% within one year of the first such adjustment carried forward, and upon maturity.

To the extent permitted by law and the continued listing requirements of the Nasdaq Global Select Market, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 days or any longer period permitted by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to registered holders at least 15 days before the day the increase commences. In addition, we may, but are not obligated to, also increase the conversion rate as we determine to be advisable in order to avoid or diminish taxes to recipients of certain distributions.

On conversion, the holders of notes will also receive, to the extent they receive shares of our common stock upon conversion, the rights under our existing shareholder rights plan and any future shareholder rights plan (i.e., a poison pill) we may establish, whether or not the rights are separated from our common stock prior to conversion. A distribution of rights pursuant to such a shareholder rights plan will not trigger a conversion rate adjustment pursuant to the third or fourth bullet points above so long as we have made proper provision to provide that holders will, to the extent they receive shares of our common stock upon conversion, also receive such rights in accordance with the terms of the indenture.

In the event of:

➢	a taxable distribution to holders of common stock which results in an adjustment to the conversion rate; or

➢	an increase in the conversion rate at our discretion,

the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. This generally would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on our common stock and could also occur if we make other distributions of cash or property to our shareholders. See “Important United States federal income tax consequences.”

Description of notes

Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change

If, prior to August 1, 2011:

➢	there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934 (we refer to such a transaction as an “asset sale make-whole fundamental change”); or

➢	there occurs any transaction or series of related transactions (other than a “listed stock business combination” as described under “—Holders may require us to repurchase their notes upon a fundamental change”), in connection with which (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash (we refer to such any transaction described in this and the immediately preceding bullet point as a “make-whole fundamental change”), then we will increase, as described below under “—The increase in the conversion rate,” the conversion rate applicable to notes that are surrendered for conversion at any time from, and including, the 30th day before the date we originally announced as the anticipated effective date of the make-whole fundamental change to, and including, the 30th business day after the actual effective date of the make-whole fundamental change (or, if the make-whole fundamental change also constitutes a “fundamental change,” as described under “—Holders may require us to repurchase their notes upon a fundamental change,” to, and including, the fundamental change repurchase date for that fundamental change). We refer to this period as the “make-whole conversion period.”

However, if the make-whole fundamental change is a “public acquirer fundamental change,” as described below, then, in lieu of increasing the conversion rate as described above, we may elect to change the conversion right in the manner described under “—Fundamental changes involving an acquisition of us by a public acquirer.”

We will mail to registered holders, at their addresses appearing in the security register, notice of, and we will publicly announce, through a reputable national newswire service, and publish on our website, the anticipated effective date of any proposed make-whole fundamental change. We must make this mailing, announcement and publication at least 30 days before the first anticipated effective date of the make-whole fundamental change. We must also state, in the notice, announcement and publication, whether we have made the election referred to in the immediately preceding paragraph to change the conversion right in lieu of increasing the conversion rate. In addition, no later than the third business day after the completion of the make-whole fundamental change, we must make an additional notice, announcement and publication announcing such completion.

If a holder surrenders a note for conversion in connection with a make-whole fundamental change we have announced, but the make-whole fundamental change is not consummated, then the holder will not be entitled to the increased conversion rate referred to above in connection with the conversion.

The increase in the conversion rate

In connection with the make-whole fundamental change, we will increase the conversion rate by reference to the table below, based on the date when the make-whole fundamental change becomes effective, which we refer to as the “effective date,” and the “applicable price.” If the make-whole

Description of notes

fundamental change is a transaction or series of related transactions described in the second bullet point under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change” and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our common stock in the make-whole fundamental change consists solely of cash, then the “applicable price” will be the cash amount paid per share of our common stock in the make-whole fundamental change. If the make-whole fundamental change is an asset sale make-whole fundamental change and the consideration paid for our property and assets consists solely of cash, then the “applicable price” will be the cash amount paid for our property and assets, expressed as an amount per share of our common stock outstanding on the effective date of the asset sale make-whole fundamental change. In all other cases, the “applicable price” will be the average of the “closing sale prices” (as defined in the indenture) per share of our common stock for the five consecutive trading days immediately preceding the effective date. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the “ex date” (as defined in the indenture) of the event occurs, at any time during those five consecutive trading days.

The following table sets forth the number of additional shares per $1,000 principal amount of notes that will be added to the conversion rate applicable to notes that are converted during the make-whole conversion period. The increased conversion rate will be used to determine the amount of cash and, if applicable, shares that are due upon conversion, as described under “—Payment upon conversion” above. If an event occurs that requires an adjustment to the conversion rate, we will, on the date we must adjust the conversion rate, adjust each applicable price set forth in the first column of the table below by multiplying the applicable price in effect immediately before the adjustment by a fraction:

➢	whose numerator is the conversion rate in effect immediately before the adjustment; and

➢	whose denominator is the adjusted conversion rate.

In addition, we will adjust the number of additional shares in the table below in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “—Adjustments to the conversion rate.”

Description of notes

Number of additional shares

(per $1,000 principal amount of notes)

Effective Date
Applicable Price	2006	2007	2008	2009	2010	August 1, 2011
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

The numbers of additional shares set forth in the table above are based on a closing sale price of $             per share of our common stock on                     , 2006.

The exact applicable price and effective date may not be as set forth in the table above, in which case:

➢	if the actual applicable price is between two applicable prices listed in the table above, or the actual effective date is between two dates listed in the table above, we will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the two applicable prices, or for the two dates based on a 365-day year, as applicable;

➢	if the actual applicable price is greater than $ per share (subject to adjustment), we will not increase the conversion rate; and

➢	if the actual applicable price is less than $ per share (subject to adjustment), we will not increase the conversion rate.

However, we will not increase the conversion rate as described above to the extent the increase will cause the conversion rate to exceed              shares per $1,000 principal amount. We will adjust this maximum conversion rate in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “—Adjustments to the conversion rate.”

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

Description of notes

Fundamental changes involving an acquisition of us by a public acquirer

If the make-whole fundamental change is a “public acquirer fundamental change,” as described below, then we may elect to change the conversion right in lieu of increasing the conversion rate applicable to notes that are converted during the make-whole conversion period for the public acquirer fundamental change. If we make this election, then we will adjust the conversion rate and our related conversion obligation such that, from and after the effective time of the public acquirer fundamental change, the right to convert a note into cash and, if applicable, shares of our common stock will be changed into a right to convert it into cash and, if applicable, shares of “public acquirer common stock,” as described below, based on an initial conversion rate equal to the conversion rate in effect immediately before the effective time multiplied by a fraction:

➢	whose numerator is the fair market value (as determined in good faith by our board of directors), as of the effective time of the public acquirer fundamental change, of the cash, securities and other property paid or payable per share of our common stock pursuant to the public acquirer fundamental change; and

➢	whose denominator is the average of the last reported sale prices per share of the public acquirer common stock for the five consecutive trading days commencing on, and including, the trading day immediately after the effective date of the public acquirer fundamental change (subject to certain adjustments to be made in good faith by our board of directors).

If we elect to change the conversion right as described above, the change in the conversion right will apply to all holders from and after the effective time of the public acquirer fundamental change, and not just those holders, if any, that convert their notes in connection with the public acquirer fundamental change. Also, the principal return payable upon conversion of the notes after we give effect to the election will continue to be payable in cash, but the daily share amount, if any, will be payable at our option in cash, shares of public acquirer common stock (instead of our common stock) or a combination thereof, and the daily conversion value will be calculated based on the closing sale price per share of the public acquirer common stock (instead of our common stock). If the public acquirer fundamental change also is an event that requires us to make another adjustment to the conversion rate as described under “—Adjustments to the conversion rate” above, then we will also give effect to that adjustment. However, if we make the election described above, then we will not change the conversion right in the manner described under “—Change in the conversion right upon certain reclassifications, business combinations and asset sales” above in connection with the public acquirer fundamental change.

A “public acquirer fundamental change” generally means a make-whole fundamental change described in the second bullet point under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change” where the acquirer (or any entity that “majority owns” the acquirer) has a class of common stock that is traded on a national securities exchange or quoted on the Nasdaq Global Select Market or that will be so traded or quoted when issued or exchanged in connection with the make-whole fundamental change. We refer to such common stock as the “public acquirer common stock.” “Majority ownership” generally means having “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of more than 50% of the total outstanding voting power of all classes of an entity’s capital stock entitled to vote generally in the election of directors.

We will state, in the first notice, public announcement and publication described under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change” above, whether we have elected to change the conversion right in lieu of increasing the conversion rate. With respect to each public acquirer fundamental change, our election is irrevocable, and we cannot change that election once we have first mailed any such notice or made any such public announcement or publication. However, if

Description of notes

we elect to change the conversion right as described above in connection with a public acquirer fundamental change that is ultimately not consummated, then we will not be obligated to give effect to that particular election.

REDEMPTION OF NOTES AT OUR OPTION

We may redeem the notes at our option, in whole or in part, at any time, and from time to time, on or after August 1, 2011, on a date not less than 30 nor more than 60 days after the day we mail a redemption notice to each registered holder of notes to be redeemed at the address of the registered holder appearing in the security register, at a redemption price, payable in cash, equal to 100% of the principal amount of the notes we redeem plus any accrued and unpaid interest to, but excluding, the redemption date; provided that we must make at least 10 semi-annual interest payments (including the interest payments on February 1, 2007 and August 1, 2011) in the full amount required by the indenture before redeeming any notes at our option.

If a redemption date is after a record date for the payment of an installment of interest and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on the record date, and the redemption price will include only the principal amount of the notes redeemed, and will not include any accrued and unpaid interest. The redemption date must be a business day.

For a discussion of certain tax considerations applicable to a holder upon a redemption of notes, see “Important United States federal income tax consequences.”

If the paying agent holds money sufficient to pay the redemption price due on a note on the redemption date in accordance with the terms of the indenture, then, on and after the redemption date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the redemption price upon delivery of the note.

The conversion right with respect to any notes we have called for redemption will expire at the close of business on the business day immediately preceding the redemption date, unless we default in the payment of the redemption price.

If we redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed in integral multiples of $1,000 principal amount by lot, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate. However, we may redeem the notes only in integral multiples of $1,000 principal amount. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the principal amount of the note that is subject to redemption will be reduced by the principal amount that the holder converted.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the redemption price for all notes we have called for redemption. Furthermore, the terms of our indebtedness may limit our ability to pay the redemption price of the notes. See “Risk factors—Risks Related to an investment in the notes—We may be unable to pay interest on the notes, repurchase the notes for cash when required by the holders, including following a fundamental change, or to pay the cash portion of the conversion value upon conversion of any notes by the holders.” Our failure to redeem the notes when required would result in an event of default with respect to the notes. An event of default with respect to the notes could result in an event of default under our other indebtedness, including our senior secured

Description of notes

credit facility, and could permit the lenders of such indebtedness to declare such indebtedness immediately due and payable and, in the case of secured indebtedness such as our senior secured credit facility, foreclose on the assets securing that indebtedness.

We will not redeem any notes at our option if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the redemption price with respect to those notes.

PURCHASE OF NOTES BY US AT THE OPTION OF THE HOLDER

On each of August 1, 2011, August 1, 2016 and August 1, 2021 (each, a “purchase date”), a holder may require us to purchase all or a portion of the holder’s outstanding notes, at a price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date, subject to certain additional conditions. However, we will, on the purchase date, pay the accrued and unpaid interest to, but excluding, the purchase date to the holder of record at the close of business on the immediately preceding record date. Accordingly, the holder submitting the note for purchase will receive only the principal amount of the note being repurchased and will not receive this accrued and unpaid interest unless that holder was also the holder of record at the close of business on the immediately preceding record date.

On each purchase date, we will purchase all notes for which the holder has delivered and not withdrawn a written purchase notice. Registered holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days before the purchase date until the close of business on the business day immediately preceding the purchase date.

For a discussion of certain tax considerations applicable to a holder receiving cash upon a purchase of the notes at the holder’s option, see “Important United States federal income tax consequences.”

We will give notice on a date that is at least 20 business days before each purchase date to all registered holders at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things:

➢	the amount of the purchase price;

➢	that notes with respect to which the holder has delivered a purchase notice may be converted, if otherwise convertible, only if the holder withdraws the purchase notice in accordance with the terms of the indenture; and

➢	the procedures that holders must follow to require us to purchase their notes, including the name and address of the paying agent.

To require us to purchase its notes, the holder must deliver a purchase notice that states:

➢	the certificate numbers of the holder’s notes to be delivered for purchase, if they are in certificated form;

➢	the principal amount of the notes to be purchased, which must be an integral multiple of $1,000; and

➢	that the notes are to be purchased by us pursuant to the applicable provisions of the indenture.

Description of notes

A holder that has delivered a purchase notice may withdraw the purchase notice by delivering a written notice of withdrawal to the paying agent before the close of business on the business day immediately preceding the purchase date. The notice of withdrawal must state:

➢	the name of the holder;

➢	a statement that the holder is withdrawing its election to require us to purchase its notes;

➢	the certificate numbers of the notes being withdrawn, if they are in certificated form;

➢	the principal amount being withdrawn, which must be an integral multiple of $1,000; and

➢	the principal amount, if any, of the notes that remain subject to the purchase notice, which must be an integral multiple of $1,000.

If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the purchase price for a note for which the holder has delivered and not validly withdrawn a purchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will pay the purchase price for the note on or before the third business after the later of the purchase date and the time of delivery of the note, together with necessary endorsements.

If the paying agent holds on a purchase date money sufficient to pay the purchase price due on a note in accordance with the terms of the indenture, then, on and after that purchase date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the purchase price upon delivery of the note.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the purchase price for all notes holders have elected to have us purchase. Furthermore, the terms of our indebtedness may limit our ability to pay the purchase price to purchase notes. See “Risk factors—Risks related to an investment in the notes—We may be unable to pay interest on the notes, repurchase the notes for cash when required by the holders, including following a fundamental change, or to pay the cash portion of the conversion value upon conversion of any notes by the holders.” Our failure to purchase the notes when required would result in an event of default with respect to the notes. An event of default with respect to the notes could result in an event of default under our other indebtedness, including our senior secured credit facility, and could permit the lenders of such indebtedness to declare such indebtedness immediately due and payable and, in the case of secured indebtedness such as our senior secured credit facility, foreclose on the assets securing that indebtedness.

We will not purchase any notes at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to those notes or a default arising from our failure to provide the notice described above.

In connection with any purchase offer, we will, to the extent applicable:

➢	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

➢	file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934 or other applicable laws.

Description of notes

HOLDERS MAY REQUIRE US TO REPURCHASE THEIR NOTES UPON A FUNDAMENTAL CHANGE

If a “fundamental change,” as described below, occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes to be repurchased, plus, except as described below, any accrued and unpaid interest to, but excluding, the “fundamental change repurchase date,” as described below.

However, if the fundamental change repurchase date is after a record date for the payment of an installment of interest and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on the record date, and the repurchase price will include only the principal amount of the notes repurchased, and will not include any accrued and unpaid interest.

We must repurchase the notes on a date of our choosing, which we refer to as the “fundamental change repurchase date.” However, the fundamental change repurchase date must be no later than 35 days, and no earlier than 20 days, after the date we have mailed a notice of the fundamental change, as described below.

Within 20 business days after the occurrence of a fundamental change, we must mail to all registered holders of notes at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the fundamental change. We must also publicly release, through a reputable national newswire service, and publish on our website, a notice of the fundamental change. The notice must state, among other things:

➢	the events causing the fundamental change;

➢	the date of the fundamental change;

➢	the fundamental change repurchase date;

➢	the last date on which a holder may exercise the repurchase right;

➢	the fundamental change repurchase price;

➢	the names and addresses of the paying agent and the conversion agent;

➢	the procedures that holders must follow to exercise their repurchase right;

➢	the conversion rate and any adjustments to the conversion rate that will result from the fundamental change; and

➢	that notes with respect to which a holder has delivered a fundamental change repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture.

To exercise the repurchase right, a holder must deliver a written fundamental change repurchase notice to the paying agent no later than the close of business on the business day immediately preceding the fundamental change repurchase date. This written notice must state:

➢	the certificate numbers of the notes that the holder will deliver for repurchase, if they are in certificated form;

➢	the principal amount of the notes to be repurchased, which must be an integral multiple of $1,000; and

➢	that the notes are to be repurchased by us pursuant to the fundamental change provisions of the indenture.

Description of notes

A holder may withdraw any fundamental change repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

➢	the name of the holder;

➢	a statement that the holder is withdrawing its election to require us to repurchase its notes;

➢	the certificate numbers of the notes being withdrawn, if they are in certificated form;

➢	the principal amount of notes being withdrawn, which must be an integral multiple of $1,000; and

➢	the principal amount, if any, of the notes that remain subject to the fundamental change repurchase notice, which must be an integral multiple of $1,000.

If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the fundamental change repurchase price for a note for which the holder has delivered and not validly withdrawn a fundamental change repurchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the fundamental change repurchase notice. We will pay the fundamental change repurchase price for the note on or before the third business day after the later of the fundamental change repurchase date and the time of delivery of the note, together with necessary endorsements.

For a discussion of certain tax considerations applicable to a holder upon the exercise of the repurchase right, see “Important United States federal income tax consequences.”

If the paying agent holds on the fundamental change repurchase date money sufficient to pay the fundamental change repurchase price due on a note in accordance with the terms of the indenture, then, on and after the fundamental change repurchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the fundamental change repurchase price upon delivery of the note.

A “fundamental change” generally will be deemed to occur upon the occurrence of a “change in control” or a “termination of trading.”

A “change in control” generally will be deemed to occur at such time as:

➢	any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the total outstanding voting power of all classes of our capital stock entitled to vote generally in the election of directors (“voting stock”);

➢	there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934;

➢	we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, unless either:

Description of notes

➢	the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such consolidation or merger “beneficially own,” directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation’s voting stock representing at least a majority of the total outstanding voting power of all outstanding classes of voting stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such consolidation or merger; or

➢	both of the following conditions are satisfied (we refer to such a transaction as a “listed stock business combination”):

➢	at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such consolidation or merger consists of common stock and any associated rights traded on a U.S. national securities exchange or quoted on the Nasdaq Global Select Market (or which will be so traded or quoted when issued or exchanged in connection with such consolidation or merger); and

➢	as a result of such consolidation or merger, the notes become convertible into cash and the daily share amount, if any, which will be payable at our option in cash, shares of such common stock and associated rights or a combination thereof;

➢	the following persons cease for any reason to constitute a majority of our board of directors:

➢	individuals who on the first issue date of the notes constituted our board of directors; and

➢	any new directors whose election to our board of directors or whose nomination for election by our shareholders was approved by at least a majority of our directors then still in office either who were directors on such first issue date of the notes or whose election or nomination for election was previously so approved; or

➢	we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution.

There is no precise, established definition of the phrase “all or substantially all of our property or assets” under applicable law. Accordingly, there may be uncertainty as to whether a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets would permit a holder to exercise its right to have us repurchase its notes in accordance with the fundamental change provisions described above.

A “termination of trading” is deemed to occur if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

We may in the future enter into transactions, including recapitalizations, that would not constitute a fundamental change but that would increase our debt or otherwise adversely affect holders. The indenture for the notes does not restrict our or our subsidiaries’ ability to incur indebtedness, including senior or secured indebtedness. Our incurrence of additional indebtedness could adversely affect our ability to service our indebtedness, including the notes. See “Risk factors—Risks related to an investment in the notes.”

In addition, the fundamental change repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. Furthermore, the fundamental change repurchase feature of the notes may in certain circumstances deter or discourage a third party from acquiring us, even if the acquisition may be beneficial to you.

Description of notes

We may not have the financial resources, and we may not be able to arrange for financing, to pay the fundamental change repurchase price for all notes holders have elected to have us repurchase. Furthermore, the terms of our indebtedness may limit our ability to pay the repurchase price to repurchase notes. See “Risk factors—Risks related to an investment in the notes—We may be unable to pay interest on the notes, repurchase the notes for cash when required by the holders, including following a fundamental change, or to pay the cash portion of the conversion value upon conversion of any notes by the holders.” Our failure to repurchase the notes when required would result in an event of default with respect to the notes and could result in an event of default under our other outstanding indebtedness, including our senior secured credit facility. The exercise by holders of the notes of their right to require us to repurchase their notes upon a fundamental change could cause a default under our other outstanding indebtedness, including our senior secured credit facility, even if the fundamental change itself does not. An event of default with respect to our other indebtedness, including our senior secured credit facility, could permit the lenders of such indebtedness to declare such indebtedness immediately due and payable and, in the case of secured indebtedness such as our senior secured credit facility, foreclose on the assets securing that indebtedness.

We will not repurchase any notes upon a fundamental change if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the repurchase price with respect to those notes or a default arising from our failure to provide the notice described above.

In connection with any fundamental change offer, we will, to the extent applicable:

➢	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

➢	file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934 or other applicable laws.

FUTURE SUBSIDIARY GUARANTEES

As of the issue date of the notes, the notes will not be guaranteed by any of our subsidiaries. However, our obligations under the notes will be unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by any future subsidiaries that guarantee our obligations under our 7.75% senior subordinated notes due 2012 or any future senior subordinated indebtedness. Our 7.75% senior subordinated notes are required to be guaranteed by our existing and future domestic subsidiaries, other than immaterial subsidiaries, however as of the issue date of the notes the only guarantors of the senior subordinated notes are certain non-operating subsidiaries which will not guarantee the notes. Provided that we do not issue any other senior subordinated indebtedness guaranteed by any of our subsidiaries, any guarantees of the notes will terminate at such time as our 7.75% senior subordinated notes have been paid in full.

The obligations of any subsidiary guarantors will be unconditional and absolute, irrespective of any invalidity, illegality or unenforceability of any note or the indenture or any extension, compromise, waiver or release in respect of any obligation or amendment of or supplement to the indenture.

The subsidiary guarantees (if any) will, however, be limited in amount to the lesser of (a) the maximum amount that would not render the guarantors’ obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of any applicable state law and (b) the maximum amount that would not render the subsidiary guarantees an improper corporate distribution by the guarantors under applicable state law.

Description of notes

RANKING

The notes will be our unsecured senior subordinated obligations and will be subordinate in right of payment to all of our existing and future senior indebtedness (including our senior secured credit facility) as described below under “—Subordination”, equal in right of payment to all of our existing and future unsecured senior subordinated indebtedness (including our 7.75% senior subordinated notes due 2012), and senior in right of payment to any of our future subordinated indebtedness.

The subsidiary guarantees (if any) will be subordinate in right of payment to all of that subsidiary’s existing and future senior indebtedness (including any guarantees of our senior secured credit facility), equal in right of payment to all existing and future unsecured senior subordinated indebtedness of that subsidiary (including any guarantees of our 7.75% senior subordinated notes due 2012), and senior in right of payment to any subordinated indebtedness of that subsidiary.

In addition, the notes and any guarantees of the notes will be subject to the prior liens of our and our subsidiaries’ secured indebtedness to the extent of the assets securing such indebtedness, and will be structurally subordinate to all of the existing and future indebtedness and other liabilities of our non-guarantor subsidiaries, including trade payables. Any right by holders of notes to receive the assets of any of our non-guarantor subsidiaries upon a liquidation or reorganization of that subsidiary, will be subject to the prior claims of that subsidiary’s creditors. In addition, the right of holders of notes to receive the assets of any subsidiaries that guarantee the notes upon a liquidation or reorganization of that subsidiary would still be subject to the prior claims of any security interests in the assets of such subsidiary and subordinate in right of payment to any indebtedness of such subsidiary that is senior to the note guarantee, including any guarantee of our senior secured credit facility.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available for payment on the notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by those subsidiaries may be subject to statutory, contractual or other restrictions, may depend on the earnings or financial condition of those subsidiaries and are subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

The indenture does not limit the amount of additional indebtedness, including senior or secured indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee.

Subordination

The payment of the principal of and interest on the notes will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of senior indebtedness of Itron, whether outstanding on the issue date of the notes or thereafter incurred. The notes also will be structurally subordinated to all existing and future debt and other liabilities, including trade payables and lease obligations, if any, of our non-guarantor subsidiaries. The obligations of any subsidiary guarantors of the notes under their subsidiary guarantees will be subordinated, to the same extent as our obligations in respect of the notes, to the prior payment in full in cash of all senior debt of that subsidiary guarantor, which will include our indebtedness under our senior secured credit facility and any guarantee by that subsidiary guarantor of any of our other senior debt.

Description of notes

As of June 30, 2006, we (excluding our subsidiaries) had:

➢	no senior indebtedness outstanding and the ability to borrow approximately $32.5 million under our senior credit facility, all of which would be secured by substantially all of our assets; and

➢	total senior subordinated indebtedness of approximately $124.3 million.

As of June 30, 2006, our non-guarantor operating subsidiaries had approximately $32.6 million of liabilities, including trade payables but excluding intercompany liabilities, all of which would have had a prior claim, ahead of the notes, on the assets of those subsidiaries. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture.

Upon any distribution to creditors of Itron in liquidation or dissolution of Itron or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Itron, any assignment for the benefit of creditors or any marshalling of Itron’s assets and liabilities, the holders of senior indebtedness would be entitled to receive payment in full in cash of all obligations due in respect of such senior indebtedness (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable senior indebtedness, whether or not a claim for such interest would be allowed), or have provision made for such payment in a manner acceptable to the holders of such senior indebtedness, before the holders of the notes would be entitled to receive any payment with respect to the notes (other than payments in junior securities).

As a result of these subordination provisions, in the event of a bankruptcy, dissolution, liquidation, insolvency or reorganization, holders of senior indebtedness may recover more, ratably, and holders of the notes may recover less, ratably, than our other creditors.

We also may not make any payment (other than payments in junior securities) with respect to the notes if:

➢	a default in the payment of designated senior indebtedness occurs and is continuing; or

➢	any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of designated senior indebtedness to accelerate its maturity (or that would permit such holders to accelerate with the giving of notice or the passage of time or both), and the trustee receives a payment blockage notice from the holders of designated senior indebtedness.

We may and shall resume payments with respect to the notes:

➢	in the case of a payment default, the date on which such default is cured or waived in writing by the holders of the designated senior indebtedness; and

➢	in the case of a non-payment default, the earlier of (a) the date on which such non-payment default is cured or waived in writing by the holders of the designated senior indebtedness or the designated senior indebtedness is paid in full in cash or (b) 179 calendar days after the receipt of the payment blockage notice.

No more than one period of payment blockage with respect to a non-payment default may exist in any 360 calendar day period.

No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be, or be made, the basis for a subsequent payment blockage notice, unless the default was waived or cured for 90 consecutive calendar days.

Description of notes

The subordination provisions will not prevent the occurrence of any event of default under the indenture.

If the trustee, the paying agent or any holder receives any payment or distribution of assets in contravention of these subordination provisions before all senior indebtedness is paid in full in cash, then such payment or distribution will be held in trust for the holders of senior indebtedness to the extent necessary to make payment in full in cash of all unpaid senior indebtedness.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee’s claims for these payments will generally be senior to those of note holders in respect of all funds collected or held by the trustee.

“Designated senior indebtedness” means indebtedness outstanding under our senior credit facility and any other senior indebtedness that at the time of determination has an aggregate principal amount outstanding of at least $25.0 million if the instrument governing such senior indebtedness expressly states that such indebtedness is “designated senior indebtedness” for purposes of the indenture.

“Senior indebtedness” means all obligations under our senior credit facility, hedging obligations and any other indebtedness unless the instrument creating or evidencing such indebtedness expressly provides that such indebtedness is not senior or superior in right of payment to the notes or the applicable note guarantee, as the case may be, including other obligations, such as fees, expenses, reimbursement obligations arising from letters of credit, indemnities and other obligations specified in the documents governing such senior indebtedness, and all renewals, extensions, modifications, amendments or refinancings thereof; provided, that in no event shall senior indebtedness include:

➢	to the extent that it may constitute indebtedness, any obligation for federal, state, local or other taxes;

➢	any indebtedness among or between Itron and any subsidiary of Itron, unless and for so long as such indebtedness has been pledged to secure obligations to a third party;

➢	to the extent that it may constitute indebtedness, any obligation in respect of any trade payable incurred for the purchase of goods or materials, or for services obtained in the ordinary course of business;

➢	indebtedness evidenced by the notes;

➢	indebtedness of such person that is expressly subordinate or junior in right of payment to any other indebtedness of such person;

➢	to the extent that it may constitute indebtedness, any obligation owing under leases (other than capital lease obligations) or management agreements; and

➢	any obligation that by operation of law is subordinate to any general unsecured obligations of such person.

Limitation on Layering

The indenture will provide that we may not incur any indebtedness that is contractually senior in right of payment to the notes and contractually subordinate in right of payment to any other of our indebtedness. No guarantor shall incur any indebtedness that is contractually senior in right of payment to the note guarantee of such guarantor and contractually subordinate in right of payment to any other indebtedness of such guarantor.

Description of notes

Limitations on Existing Non-Guarantor Subsidiaries; Future Subsidiary Guarantees of the Notes

As of the issue date of the notes, the notes will not be guaranteed by any of our subsidiaries, and the only subsidiary guarantors of our 7.75% senior subordinated notes due 2012 are certain existing non-operating subsidiaries which will not guarantee the notes. As of the issue date of the notes, the combined total assets of these non-operating subsidiaries will not be material. We have agreed that for so long as any notes are outstanding these existing non-operating subsidiaries, individually or in the aggregate, shall not have any material operations or conduct any material business and shall not have any assets except for the assets that they have on the issue date of the notes.

If any subsidiary formed or acquired after the issue date of the notes shall guarantee any of our 7.75% senior subordinated notes due 2012 or any future senior subordinated indebtedness, then such subsidiary shall execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such subsidiary shall unconditionally guarantee all of our obligations under the notes and the indenture on the terms set forth in the indenture.

Notwithstanding the foregoing, any guarantee by a subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged:

➢	upon any sale or other disposition of that guarantor or all or substantially all of the assets of that guarantor (including by way of merger or consolidation or any sale of all of the capital stock of that guarantor) to a person other than us or any of our subsidiaries; and

➢	if such guarantor’s guarantee of such other senior subordinated indebtedness is released or discharged.

CONSOLIDATION, MERGER AND SALE OF ASSETS

The indenture prohibits us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our property or assets to, another person, whether in a single transaction or series of related transactions, unless, among other things:

➢	such other person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia;

➢	such person assumes all of our obligations under the notes and the indenture; and

➢	no default or event of default exists immediately after giving effect to the transaction or series of transactions.

When the successor assumes all of our obligations under the indenture, except in the case of a lease, our obligations under the indenture will terminate.

Some of the transactions described above could constitute a fundamental change that permits holders to require us to repurchase their notes, as described under “—Holders may require us to repurchase their notes upon a fundamental change.”

There is no precise, established definition of the phrase “all or substantially all of our property or assets” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

An assumption by any person of our obligation under the notes and the indenture might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders

Description of notes

thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

EVENTS OF DEFAULT

The following are events of default under the indenture for the notes:

➢	our failure to pay the principal of or premium, if any, on any note when due, whether at maturity, upon redemption, on the purchase date with respect to a purchase at the option of the holder, on a fundamental change repurchase date with respect to a fundamental change or otherwise;

➢	our failure to pay an installment of interest (including, without limitation, contingent interest, if any) on any note when due, if the failure continues for 30 days after the date when due;

➢	our failure to satisfy our conversion obligations upon the exercise of a holder’s conversion right;

➢	our failure to timely provide notice as described under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change,” “—Purchase of notes by us at the option of the holder” or “—Holders may require us to repurchase their notes upon a fundamental change”;

➢	our failure to comply with any other term, covenant or agreement contained in the notes or the indenture, if the failure is not cured within 60 days after notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the notes then outstanding, in accordance with the indenture;

➢	a default by us or any of our subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $25 million or more, or acceleration of our or our subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, within 60 days after notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding, in accordance with the indenture;

➢	failure by us or any of our subsidiaries, within 60 days, to pay, bond or otherwise discharge any judgments or orders for the payment of money the total uninsured amount of which for us or any of our subsidiaries exceeds $25 million, which are not stayed on appeal; and

➢	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Securities Exchange Act of 1934) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary.”

If an event of default, other than an event of default referred to in the last bullet point above with respect to us (but including an event of default referred to in that bullet point solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), has occurred and is continuing, either the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to us and the trustee, may declare the principal of, and any accrued and unpaid interest (including, without limitation, contingent interest, if any) on, all notes to be immediately due and payable. In the case of an event of default referred to in the last bullet point above with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), the principal of, and accrued and unpaid interest (including, without limitation, contingent interest, if any) on, all notes will automatically become immediately due and payable.

Description of notes

After any such acceleration, the holders of a majority in aggregate principal amount of the notes, by written notice to the trustee, may rescind or annul such acceleration in certain circumstances, if:

➢	the rescission would not conflict with any order or decree;

➢	all events of default, other than the non-payment of accelerated principal or interest, have been cured or waived; and

➢	certain amounts due to the trustee are paid.

The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand. Subject to the indenture, applicable law and the trustee’s rights to indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

➢	the holder gives the trustee written notice of a continuing event of default;

➢	the holders of at least 25% in aggregate principal amount of the notes then outstanding make a written request to the trustee to pursue the remedy;

➢	the holder or holders offer and, if requested, provide the trustee indemnity reasonably satisfactory to the trustee against any loss, liability or expense; and

➢	the trustee fails to comply with the request within 60 days after the trustee receives the notice, request and offer of indemnity and does not receive, during those 60 days, from holders of a majority in aggregate principal amount of the notes then outstanding, a direction that is inconsistent with the request.

However, the above limitations do not apply to a suit by a holder to enforce:

➢	the payment of any amounts due on that holder’s notes after the applicable due date; or

➢	the right to convert that holder’s notes in accordance with the indenture.

Except as provided in the indenture, the holders of a majority of the aggregate principal amount of outstanding notes may, by notice to the trustee, waive any past default or event of default and its consequences, other than a default or event of default:

➢	in the payment of principal of, or premium, if any, or interest (including, without limitation, contingent interest, if any) on, any note or in the payment of the redemption price, purchase price or fundamental change repurchase price;

➢	arising from our failure to convert any note in accordance with the indenture; or

➢	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

We will promptly notify the trustee upon our becoming aware of the occurrence of any default or event of default. In addition, the indenture requires us to furnish to the trustee, on an annual basis, a statement by our officers stating whether they have actual knowledge of any default or event of default by us in performing any of our obligations under the indenture or the notes and describing any such default or event of default. If a default or event of default has occurred and the trustee has received notice of the

Description of notes

default or event of default in accordance with the indenture, the trustee must mail to each registered holder a notice of the default or event of default within 30 days after receipt of the notice. However, the trustee need not mail the notice if the default or event of default:

➢	has been cured or waived; or

➢	is not in the payment of any amounts due with respect to any note and the trustee in good faith determines that withholding the notice is in the best interests of holders.

MODIFICATION AND WAIVER

We may amend or supplement the indenture or the notes with the consent of the trustee and holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance with any provision of the indenture or notes. However, without the consent of the holders of each outstanding note affected, no amendment, supplement or waiver may:

➢	change the stated maturity of the principal of, or the payment date of any installment of interest (including, without limitation, contingent interest, if any) on, any note;

➢	reduce the principal amount of, or any premium, or interest (including, without limitation, contingent interest, if any) on, any note;

➢	change the place, manner or currency of payment of principal of, or any premium or interest (including, without limitation, contingent interest, if any) on, any note;

➢	impair the right to institute a suit for the enforcement of any payment on, or with respect to, or of the conversion of, any note;

➢	modify, in a manner adverse to the holders of the notes, the provisions of the indenture relating to the right of the holders to require us to purchase notes at their option or upon a fundamental change;

➢	modify the subordination provisions of the indenture in a manner adverse to the holders of notes;

➢	adversely affect the right of the holders of the notes to convert their notes in accordance with the indenture;

➢	release any guarantor from any of its obligations under its guarantee or the indenture other than in compliance with the indenture;

➢	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a modification or amendment of the indenture or the notes;

➢	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a waiver of compliance with any provision of the indenture or the notes or a waiver of any default or event of default; or

➢	modify the provisions of the indenture with respect to modification and waiver (including waiver of a default or event of default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder.

We may, with the trustee’s consent, amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to:

➢	evidence the assumption of our obligations or any guarantor’s under the indenture, the notes or any guarantees, as the case may be, by a successor upon our or the any guarantor’s consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our or any guarantor’s property or assets in accordance with the indenture;

Description of notes

➢	give effect to the election, if any, by us referred to under “Conversion rights—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change—Fundamental changes involving an acquisition of us by a public acquirer”;

➢	make adjustments in accordance with the indenture to the right to convert the notes upon certain reclassifications or changes in our common stock and certain consolidations, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets;

➢	secure our obligations in respect of the notes;

➢	to evidence the release of any guarantor permitted to be released under the terms of the indenture or to evidence the addition of any new guarantor;

➢	add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us; or

➢	make provision with respect to adjustments to the conversion rate as required by the indenture or to increase the conversion rate in accordance with the indenture.

In addition, we and the trustee may enter into a supplemental indenture without the consent of holders of the notes in order to cure any ambiguity, defect, omission or inconsistency in the indenture in a manner that does not, individually or in the aggregate with all other changes, adversely affect the rights of any holder in any material respect.

Except as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes, by notice to the trustee, generally may:

➢	waive compliance by us with any provision of the indenture or the notes, as detailed in the indenture; and

➢	waive any past default or event of default and its consequences, except a default or event of default:

➢	in the payment of principal of, or premium, if any, or interest (including, without limitation, contingent interest, if any) on, any note or in the payment of the redemption price, purchase price or fundamental change repurchase price;

➢	arising from our failure to convert any note in accordance with the indenture; or

➢	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

DISCHARGE

We may generally satisfy and discharge our obligations under the indenture by:

➢	delivering all outstanding notes to the trustee for cancellation; or

➢	depositing with the trustee or the paying agent after the notes have become due and payable, whether at stated maturity or any redemption date, purchase date or fundamental change repurchase date, cash sufficient to pay all amounts due on all outstanding notes and paying all other sums payable under the indenture.

In addition, in the case of a deposit, there must not exist a default or event of default on the date we make the deposit, and the deposit must not result in a breach or violation of, or constitute a default under, the indenture.

Description of notes

CALCULATIONS IN RESPECT OF NOTES

We and our agents are responsible for making all calculations called for under the indenture and notes. These calculations include, but are not limited to, determination of the trading price of the notes, the current market price of our common stock, the number of shares, if any, issuable upon conversion of the notes and amount of interest payable on the notes. We and our agents will make all of these calculations in good faith, and, absent manifest error, these calculations will be final and binding on all holders of notes. We will provide a copy of these calculations to the trustee, as required, and, absent manifest error, the trustee is entitled to rely on the accuracy of our calculations without independent verification.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES OR SHAREHOLDERS

None of our past, present or future directors, officers, employees or shareholders, as such, will have any liability for any of our obligations under the notes or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a note, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the notes. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

REPORTS TO TRUSTEE

We will furnish to the trustee copies of our annual report to shareholders, containing audited financial statements, and any other financial reports which we furnish to our shareholders.

UNCLAIMED MONEY

If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest on, the notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish (in no event later than 5 days after we request repayment) in a newspaper of general circulation in the City of New York, or mail to each registered holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

PURCHASE AND CANCELLATION

The registrar, paying agent and conversion agent will forward to the trustee any notes surrendered to them for transfer, exchange, payment or conversion, and the trustee will promptly cancel those notes in accordance with its customary procedures. We will not issue new notes to replace notes that we have paid or delivered to the trustee for cancellation or that any holder has converted.

We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue, resell or surrender to the trustee for cancellation any notes we purchase in this manner. Notes surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.

Description of notes

REPLACEMENT OF NOTES

We will replace mutilated, lost, destroyed or stolen notes at the holder’s expense upon delivery to the trustee of the mutilated notes or evidence of the loss, destruction or theft of the notes satisfactory to the trustee and us. In the case of a lost, destroyed or stolen note, we or the trustee may require, at the expense of the holder, indemnity (including in the form of a bond) reasonably satisfactory to us and the trustee.

TRUSTEE AND TRANSFER AGENT

The trustee for the notes is Deutsche Bank Trust Company Americas, and we have appointed the trustee as the initial paying agent, registrar, conversion agent and custodian with regard to the notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act of 1939, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflict or resign. Deutsche Bank Trust Company Americas currently acts as the trustee for our 7.75% senior subordinated notes due 2012, and it and its affiliates have in the past provided or may from time to time in the future provide banking and other services to us in the ordinary course of their business.

The holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand.

The transfer agent for our common stock is ChaseMellon.

LISTING AND TRADING

The notes will not be listed or quoted on any securities exchange. Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol “ITRI.”

FORM, DENOMINATION AND REGISTRATION OF NOTES

General

The notes will be issued in registered form, without interest coupons, in denominations of integral multiples of $1,000 principal amount, in the form of global securities, as further provided below. See “—Global securities” below for more information. The trustee need not:

➢	register the transfer of or exchange any note for a period of 20 days before selecting notes to be redeemed;

➢	register the transfer of or exchange any note during the period beginning at the opening of business 20 days before the mailing of a notice of redemption of notes selected for redemption and ending at the close of business on the day of the mailing; or

➢	register the transfer of or exchange any note that has been selected for redemption or for which the holder has delivered, and not validly withdrawn, a purchase notice or fundamental change repurchase notice, except, in the case of a partial redemption, purchase or repurchase, that portion of the notes not being redeemed, purchased or repurchased.

Description of notes

See “—Global securities” and “—Certificated securities” for a description of additional transfer restrictions that apply to the notes.

We will not impose a service charge in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.

Global securities

Global securities will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of DTC or a nominee of DTC.

Investors may hold their interests in a global security directly through DTC, if they are DTC participants, or indirectly through organizations that are DTC participants.

Except in the limited circumstances described below and in “—Certificated securities,” holders of notes will not be entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

We will apply to DTC for acceptance of the global securities in its book-entry settlement system. The custodian and DTC will electronically record the principal amount of notes represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture and the notes. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global security.

Payments of principal, premium, if any, and interest under each global security will be made to DTC or its nominee as the registered owner of such global security. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates.

Description of notes

DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

Certificated securities

The trustee will exchange each beneficial interest in a global security for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if:

➢	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, we do not appoint a successor depositary within 90 days of such notice or cessation; or

➢	an event of default has occurred and is continuing and the trustee has received a request from DTC to issue certificated securities.

Settlement and payment

We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. We will make payments in respect of notes that are issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of more than $5.0 million aggregate principal amount of notes. However, if a holder of a certificated note does not specify an account, or holds $5.0 million or less in aggregate principal amount of notes, then we will mail a check to that holder’s registered address.

We expect the notes will trade in DTC’s Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, the underwriters or the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

We have obtained the information we describe in this prospectus supplement concerning DTC and it book-entry system from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy of this information.

GOVERNING LAW

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state’s conflicts of laws principles.

Description of capital stock

Under our current Amended and Restated Articles of Incorporation, we are authorized to issue up to 75,000,000 shares of Common Stock without par value and 10,000,000 shares of Preferred Stock without par value, of which 1,000,000 shares have been designated as Series R Participating Cumulative Preferred Stock and reserved for issuance pursuant to our rights agreement described below. The following description of our capital stock is qualified in its entirety by our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws. There was no preferred stock issued or outstanding at June 30, 2006.

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds, subject to any preferential dividend rights of outstanding preferred stock or serial preferred stock. Upon the liquidation, dissolution or winding up of Itron, the holders of common stock are entitled to receive ratably our assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock or serial preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock or serial preferred stock that we may designate and issue in the future.

Our Board of Directors will have the authority to issue preferred stock and serial preferred stock in one or more series and to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series, and the qualifications, limitations or restrictions of any unissued series of preferred stock or serial preferred stock, and to establish from time to time the number of shares constituting any such series. The issuance of preferred stock or serial preferred stock may have the effect of delaying, deferring or preventing a change in control of Itron without further action by the shareholders. Shares of preferred stock may be convertible into common stock based on terms, conditions, rates and subject to such adjustments set by the Board of Directors. The issuance of preferred stock or serial preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Except for the reservation of the Series R Participating Cumulative Preferred Stock described above, no shares of preferred stock or serial preferred stock are currently outstanding.

For discussion of provisions in our rights plan, charter and bylaws that could have the effect of delaying or preventing a takeover attempt, see “Risk Factors—Risks related to an investment in the notes—Our rights plan and our ability to issue additional preferred stock could hard the rights of our common shareholders” and “Risk Factors—Risks related to an investment in the notes—Some anti-takeover provisions contained in our charter and bylaws and under Washington laws could hinder a takeover attempt” for discussion of provisions in our rights plan, charter and bylaws that could delay or prevent a takeover attempt.

Important United States federal income tax consequences

The following is a summary of certain United States federal income tax considerations of the purchase, ownership, conversion, and other disposition of the notes by an initial purchaser of the notes that purchases the notes at a price indicated on the cover of this prospectus supplement and the ownership and disposition of the common stock received upon a conversion of the notes. This summary is based upon existing United States federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and Non-U.S. Holders (as defined below)) or to persons that will hold the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, partnerships or their partners, or U.S. Holders (as defined below) that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary is written for investors that will hold their notes as “capital assets” under the Internal Revenue Code of 1986, as amended (the “Code”). Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and foreign income and other tax consequences of the purchase, ownership, conversion, and other disposition of the notes and common stock received upon a conversion of the notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated. A beneficial owner of a note (other than a partnership, including any entity or arrangement treated as a partnership for United States federal income tax purposes) that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of notes or shares of common stock, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of notes or shares of common stock that is a partnership and its partners are urged to consult their tax advisors about the United States federal income tax consequences of holding and disposing of notes or shares of common stock received upon a conversion of notes.

CLASSIFICATION OF THE NOTES

Pursuant to the terms of the indenture, we and each holder of notes will agree to treat the notes, for United States federal income tax purposes, as debt instruments that are subject to the Treasury

Important United States federal income tax consequences

regulations that govern contingent payment debt instruments (the “CPDI Regulations”) and to be bound by our application of the CPDI Regulations to the notes, including our determination of the rate at which interest will be deemed to accrue on the notes and the related “projected payment schedule.” The remainder of this discussion describes the treatment of the notes in accordance with that agreement and our determinations.

No authority directly addresses the treatment of all aspects of the notes for United States federal income tax purposes. The Internal Revenue Service (the “Service”) has issued Revenue Ruling 2002-31 and Notice 2002-36, in which the Service addressed the United States federal income tax classification and treatment of a debt instrument similar, although not identical, to the notes, and the Service concluded that the debt instrument addressed in that published guidance was subject to the CPDI Regulations. In addition, the Service clarified various aspects of the applicability of certain other provisions of the Code to the debt instrument addressed in that published guidance. The applicability of Revenue Ruling 2002-31 and Notice 2002-36 to any particular debt instrument, however, such as the notes, is uncertain. In addition, no rulings are expected to be sought from the Service with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the Service will not take contrary positions. As a result, no assurance can be given that the Service will agree with the tax characterizations and the tax consequences described below. A different treatment of the notes for United States federal income tax purposes could significantly alter the amount, timing, character, and treatment of income, gain or loss recognized in respect of the notes from that which is described below and could require a U.S. Holder to accrue interest income at a rate different from the “comparable yield” described below.

U.S. HOLDERS

Interest Income

Under the CPDI Regulations, a U.S. Holder generally will be required to accrue interest income on the notes on a constant yield to maturity basis based on the adjusted issue price (as defined below) of the notes and the comparable yield (as defined below), regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, a U.S. Holder will be required to include interest in taxable income in each year significantly in excess of the amount of interest payments, including contingent interest payments, actually received by it in that year.

The “issue price” of a note is the first price at which a substantial amount of the notes is sold to investors, excluding bond houses, brokers or similar persons or organizations acting in the capacity or underwriters, placement agents or wholesalers. The “adjusted issue price” of a note on any particular date is its issue price increased by any interest income previously accrued (determined without regard to any adjustments to interest accruals described below) and decreased by the amount of any noncontingent payments previously made and the projected amount of any contingent payments scheduled to be made on the note through the date on which the adjusted issue price is being calculated (without regard to the actual amount of the contingent payments made).

Under the CPDI Regulations, we are required to establish the “comparable yield” for the notes. The comparable yield for the notes is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. Accordingly, we have determined the comparable yield to be         % compounded semi-annually.

Important United States federal income tax consequences

We are required to provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the notes. This schedule must produce the comparable yield. Our determination of the projected payment schedule for the notes includes estimates for payments of contingent interest and an estimate for a payment at maturity that takes into account the conversion feature. U.S. Holders may obtain the projected payment schedule by submitting a written request for it to us at the address set forth under “Where You Can Find More Information.”

The comparable yield and the projected payment schedule are solely for purposes of determining a U.S. Holder’s interest accruals and adjustments thereof in respect of the notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to U.S. Holders of the notes.

Adjustments to Interest Accruals on the Notes

If a U.S. Holder receives actual contingent payments with respect to the notes in a tax year that in the aggregate exceed the total amount of projected contingent payments for that tax year, the U.S. Holder will have a “net positive adjustment” equal to the amount of such excess. The U.S. Holder will be required to treat the “net positive adjustment” as additional interest income for the tax year. For this purpose, the payments in a tax year include the fair market value of any property received in that year.

If a U.S. Holder receives actual contingent payments with respect to the notes in a tax year that in the aggregate are less than the amount of the projected contingent payments for that tax year, the U.S. Holder will have a “net negative adjustment” equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder’s interest income on the notes for that tax year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during prior tax years, reduced to the extent such interest income was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income in respect of the notes or to reduce the amount realized upon a sale, exchange, repurchase or redemption of the notes.

Sale, Exchange, Conversion, Repurchase, or Redemption

Generally, the sale, exchange, repurchase, or redemption of a note will result in gain or loss to a U.S. Holder, which will be subject to tax. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of shares of our common stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend, and each holder agrees in the indenture, to treat the payment of shares of our common stock to a U.S. Holder upon the conversion of a note as a contingent payment under the CPDI Regulations. As described above, U.S. Holders generally are bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion also will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion, repurchase, or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any shares of our common stock received, reduced by any negative adjustment carryforward as described above, and (b) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note on any date generally will be equal to its adjusted issue price, as described above under “—Interest Income,” on such date.

Gain recognized upon a sale, exchange, conversion, repurchase, or redemption of a note generally will be treated as additional ordinary interest income. Any loss recognized upon a sale, exchange, conversion,

Important United States federal income tax consequences

repurchase, or redemption of a note will be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary loss, and thereafter, as capital loss (which will be long-term if the note is held for more than one year). The deductibility of capital loss is subject to limitations.

A U.S. Holder’s tax basis in shares of our common stock received upon a conversion of a note will equal the fair market value of the common stock received at the time of conversion. The U.S. Holder’s holding period for the shares of our common stock received will commence on the day immediately following the date of conversion.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or the absence of adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a constructive distribution. If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a distribution for United States federal income tax purposes as described below under “—Distributions on Common Stock” and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, this increase may be deemed to be the payment of a taxable distribution to U.S. Holders of the notes. For example, an increase in the conversion rate in the event of our distribution of our debt instruments or our assets generally will result in constructive distribution treatment to U.S. Holders of the notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock generally will not. The amount of any constructive distribution resulting from adjustments (or the absence of adjustments) to the conversion rate would be treated for U.S. federal income tax purposes in the same manner as distributions on our common stock as described below under “—Distributions on Common Stock.” It is not clear whether any portion of a constructive distribution treated as a dividend deemed paid to non-corporate holders would be eligible for the preferential rates of United States federal income tax applicable in respect of certain dividends. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any constructive dividends paid. Holders are urged to consult their tax advisors concerning the tax treatment of constructive distributions.

Distributions on Common Stock

If we make cash distributions on our common stock, the distributions generally will be treated as dividends to a U.S. Holder of our common stock to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles at the end of the tax year of the distribution, then as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Eligible dividends received by a non-corporate U.S. Holder in tax years beginning on or before December 31, 2010, will be subject to tax at the special reduced rate generally applicable to long-term capital gain. A U.S. Holder generally will be eligible for this reduced rate only if the U.S. Holder has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Corporate holders generally will be entitled to claim the dividends received deduction with respect to dividends paid on our common stock subject to applicable restrictions.

Disposition of Common Stock

Upon the sale or other disposition of our common stock received on conversion of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the

Important United States federal income tax consequences

fair market value of any property received upon the sale or exchange and (ii) the U.S. Holder’s adjusted tax basis in our common stock. That capital gain or loss will be long-term if the U.S. Holder’s holding period in respect of the common stock is more than one year. Long term capital gain is eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations.

NON-U.S. HOLDERS

Notes

All payments on the notes made to a Non-U.S. Holder, including a payment in our common stock pursuant to a conversion, and any gain realized on a sale or exchange of the notes, will be exempt from United States income and withholding tax, provided that: (i) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) the Non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on Internal Revenue Service Form W-8BEN (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied, (v) the payments and gain are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, and (vi) to the extent the payments on the notes are described in section 871(h)(4)(A)(i), our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code and we have not been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever is shorter. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) Internal Revenue Service Form W-8ECI (or appropriate substitute form) stating that interest (including original issue discount) paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If a Non-U.S. Holder of a note were deemed to have received a constructive distribution (see “U.S. Holders—Constructive Distributions” above), however, the Non-U.S. Holder generally would be subject to United States withholding tax at a 30% rate on the amount treated as a dividend, thereby potentially reducing the amount of interest payable to it, subject to reduction (i) by an applicable treaty if the Non-U.S. Holder provides an Internal Revenue Service Form W-8BEN (or appropriate substitute form) certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an Internal Revenue Service Form W-8ECI (or appropriate substitute form) from a Non-US. Holder claiming that the constructive dividend on the notes is effectively connected with the conduct of a United States trade or business.

Common Stock

Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate subject to reduction (a) by an applicable treaty if the Non-U.S. Holder provides an Internal Revenue Service Form W-8BEN (or appropriate substitute form) certifying that it is entitled to treaty benefits or (b) upon the receipt of an Internal Revenue Service Form W-8ECI (or appropriate substitute

Important United States federal income tax consequences

form) from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

A Non-U.S. Holder generally will not be subject to United States federal income tax on gain realized on the sale or exchange of the common stock received upon a conversion of notes unless (a) the gain is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder, (b) in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we will have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding the sale or exchange and the Non-U.S. Holder’s holding period in the common stock. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

Income Effectively Connected with a United States Trade or Business

If a Non-U.S. Holder of notes or our common stock is engaged in a trade or business in the United States, and if interest on the notes, dividends on our common stock, or gain realized on the sale, exchange, conversion, or other disposition of the notes or gain realized on the sale or exchange of our common stock is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax in the manner discussed in the preceding paragraphs, generally will be subject to regular United States federal income tax on the interest, dividends or gain in the same manner as if it were a U.S. Holder. In addition, if a Non-U.S. Holder is a foreign corporation, the Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

INFORMATION REPORTING AND BACKUP WITHHOLDING

Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the notes or shares of common stock may be subject to information reporting and United States federal backup withholding tax, if the recipient of the payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s United States federal income tax, provided that the required information is furnished to the Internal Revenue Service.

Underwriting

We are offering the notes described in this prospectus supplement through the underwriters named below. UBS Securities LLC is the representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the principal amount of notes listed next to its name in the following table:

Underwriters	Principal amount of notes
UBS Securities LLC	$

Total		$300,000,000

The underwriting agreement provides that the underwriters must buy all of the notes if they buy any of them. However, the underwriters are not required to take or pay for the notes covered by the underwriters’ over-allotment option described below.

The notes are offered subject to a number of conditions, including:

➢	receipt and acceptance of the notes by the underwriters, and

➢	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Over-allotment option

We have granted the underwriters an option to buy up to $45 million additional principal amount of notes. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. If the underwriters exercise this option, they will each purchase an additional principal amount of notes approximately in proportion to the amounts specified in the table above. Such additional notes may be purchased at any time during the 13-day period beginning with, and including, the initial issuance of the notes.

Commissions and discounts

Notes sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to            % of the principal amount of notes. Any of these securities dealers may resell any notes purchased from the underwriters to other brokers or dealers at a discount from the public offering price of up to            % of the principal amount of notes. If all the notes are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Sales of notes made outside of the United States may be made by affiliates of the underwriters.

Underwriting

The following table shows the per note (expressed as a percentage of the principal amount of notes) and total underwriting discounts and commissions we will pay to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional $45 million aggregate principal amount of notes:

	No Exercise		Full Exercise
Per note		%		%
Total	$		$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $500,000.

In compliance with NASD guidelines, the maximum commission or discount to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement.

No sales of similar securities

We and our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC, subject to limited exceptions, offer, sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of or enter into any swap or other arrangement that transfers to another any economic consequences of ownership of the notes offered hereby, our common stock, any debt securities that are substantially similar to the notes offered hereby, debt securities or other securities that are substantially similar to our common stock, or securities convertible into or exercisable or exchangeable for or warrants or other rights to purchase the notes offered hereby, our common stock and other such securities. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC may in its sole discretion release all or some of the securities from these lock-up agreements. Notwithstanding the foregoing, if (1) during the last 15 calendar days plus the three business days of the 90-day lock-up period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day lock-up period, then the restrictions described above will continue to apply until the expiration of the 15-calendar-day-plus-three-business-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Indemnification and contribution

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

Nasdaq Global Select Market quotation

Our common stock is quoted on The Nasdaq Global Select Market under the symbol “ITRI.”

The notes are a new issue of securities with no established market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotations system. We have been advised by the underwriters that the underwriters intend to make a market in the

Underwriting

notes but none of the underwriters is obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market, if any, for the notes.

Price stabilization, short positions, passive market making

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the notes and our common stock, including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids;

➢	syndicate covering transactions; and

➢	passive market making.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress. These transactions may also include making short sales of the notes, which involve the sale by the underwriters of a greater aggregate principal amount of notes than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing notes in the open market. In making this determination, the underwriters will consider, among other things, the price of notes available for purchase in the open market compared to the price at which they may purchase notes through the over-allotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions in the over-the-counter market or otherwise.

Affiliations

The underwriters and their affiliates have provided and may provide in the future certain commercial banking, financial advisory and investment banking services for us, including in connection with acquisitions, for which they receive fees.

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Legal matters

Certain legal matters in connection with the offering of the notes will be passed upon for us by Perkins Coie LLP, Seattle, Washington. Certain legal matters with respect to the notes will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

Where you can find more information

Itron, Inc. files reports and other information with the Securities and Exchange Commission (SEC). These SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

We maintain a website at www.itron.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus.

Information incorporated by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus supplement and the accompanying prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information furnished under Item 2.02 or Item 7.01 of any Form 8-K that is listed below or that is filed in the future, which information is not deemed filed under the Exchange Act) prior to the termination of this offering:

➢	Our Annual Report on Form 10-K for the year ended December 31, 2005;

➢	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2006 and June 30, 2006;

➢	Our Current Reports on Form 8-K filed on January 3, 2006, February 17, 2006, February 24, 2006, May 10, 2006 and May 19, 2006;

➢	Our Definitive Proxy Statement on Schedule 14A, filed on March 16, 2006, in connection with our 2006 Annual Meeting of Shareholders; and

➢	The description of our preferred share purchase rights, as set forth in our Form 8-A, which was filed on December 16, 2002.

Any statement contained in a document incorporated by reference in this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement, in the accompanying prospectus or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

You may obtain any of the documents incorporated by reference through the SEC at the address indicated above or through the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits (unless the exhibit is specifically incorporated by reference into the information that this prospectus supplement or the accompanying prospectus incorporates), free of charge by contacting our investor relations department in writing or by telephone at our principal offices, which are located at 2818 N. Sullivan Road, Spokane Valley, Washington, 99216-1897, and our telephone number is (509) 924-9900.

PROSPECTUS

Itron, Inc.

Common Stock

Preferred Stock

Debt Securities

Convertible Debt Securities

We may, from time to time, offer to sell common stock, preferred stock, debt securities or convertible debt securities. We refer to our common stock, preferred stock, debt securities and convertible debt securities collectively as the “securities.” The securities we may offer may be convertible into or exercisable or exchangeable for our other securities. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to a specific offering, will be set forth in a post-effective amendment to the Registration Statement of which this prospectus is a part or in a supplement to this prospectus or may be set forth in one or more documents incorporated by reference in this prospectus.

We or any selling securityholder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is quoted on the Nasdaq National Market under the symbol “ITRI.”

Investing in our securities involves risks that are described in the “ Risk Factors” section contained in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 6, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (SEC) using the “shelf” registration process. By using a shelf registration statement, we and/or certain selling securityholders may offer and sell, from time to time, in one or more offerings, the securities described in this prospectus. No limit exists on the aggregate amount of the securities we may sell pursuant to the Registration Statement.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

We urge you to read carefully both this prospectus and the prospectus supplement accompanying this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” before deciding whether to invest in any of the securities being offered.

References in this prospectus to “Itron,” “we,” “us” and “our” are to Itron, Inc. and its subsidiaries. The term “you” refers to a prospective investor. Our principal executive offices are located at 2818 N. Sullivan Road, Spokane Valley, Washington 99216-1897. Our phone number is (509) 924-9900.

RISK FACTORS

Please carefully consider the risk factors described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the SEC.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2005;

•	Our Current Reports on Form 8-K filed on January 3, February 17 and February 24, 2006;

•	Our Definitive Proxy Statement on Schedule 14A, filed on March 16, 2006, in connection with our 2006 Annual Meeting of Shareholders;

•	The description of our common stock as set forth in our registration statement on Form 8-A, which was filed on September 18, 1993; and the description of our preferred share purchase rights, as set forth in our Form 8-A, which was filed on December 16, 2002;

•	The description of the preferred share purchase rights in our registration statement on Form 8-K, filed on December 12, 2002, under Section 12(b) of the Exchange Act, File No. 00-22418, including any amendments or reports filed for the purpose of updating such description.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits, free of charge by contacting our investor relations department at our principal offices, which are located at 2818 N. Sullivan Road, Spokane Valley, Washington, 99216-1897, and our telephone number is (509) 924-9900.

ITRON, INC.

Itron is a technology and knowledge provider to the global energy and water industries. We provide our customers with industry-leading solutions for electricity metering, meter data collection (which includes automatic meter reading or AMR), energy and water information management, demand side management and response, load forecasting, analysis and consulting services, distribution system design and optimization, web-based workforce automation, commercial and industrial customer care and residential energy and water management.

USE OF PROCEEDS

We will set forth in the applicable prospectus supplement our intended use for the net proceeds received by us from our sale of securities under this prospectus. We will not receive the net proceeds of any sales by selling securityholders.

DESCRIPTION OF SECURITIES

We may offer shares of common stock, preferred stock, debt securities and convertible debt securities. We will set forth in the applicable prospectus supplement a description of the common stock, preferred stock, debt securities or convertible debt securities that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offering.

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SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act, which are incorporated by reference.

LEGAL MATTERS

Perkins Coie LLP, Seattle, Washington, will provide Itron with an opinion as to the legality of the securities we are offering. Counsel representing any underwriters will be named in the applicable prospectus supplement.

EXPERTS

The financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Itron’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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Itron, Inc.

            % Convertible Senior Subordinated

Notes due 2026

PROSPECTUS SUPPLEMENT

            , 2006